UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

DIODES INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

DIODES INCORPORATED

Notice of Annual Meeting of Stockholders

To Be Held May 23, 2023

Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of Diodes Incorporated (the “Company”) will be held online via live audio webcast at www.proxydocs.com/DIOD on Tuesday, May 23, 2023, at 6:30 p.m. (Central Time). Due to the continued public health impact of the Coronavirus outbreak and out of an abundance of caution to support the health and well-being of our employees, stockholders, and communities, the Meeting will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. Even though our Meeting is being held virtually, stockholders will still have the ability to participate in and hear others during the Meeting. Questions should be submitted when registering to attend the Meeting. The Meeting is being held for the following purposes:

1.
Election of Directors. To elect seven persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board of Directors’ nominees are: Elizabeth (Beth) Bull, Angie Chen Button, Warren Chen, Michael R. Giordano, Keh-Shew Lu, Peter M. Menard and Christina Wen-Chi Sung.
2.
Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.
3.
Frequency of Advisory Vote on Executive Compensation. To consider an advisory vote on the frequency of the stockholder advisory vote on executive compensation on a three-, two- or one- year basis.
4.
Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
5.
Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

It is possible that an adjournment or postponement may be necessary that makes us unable to hold the Meeting on the date as planned. If such an adjournment or postponement is made, the Company will notify stockholders through the issuance of a press release and the filing of definitive additional soliciting material with the Securities and Exchange Commission.

Only persons who were stockholders of record at the close of business on March 24, 2023 are entitled to notice of and to vote either by proxy or at the Meeting or any adjournment or postponement thereof.

The proxy statement, which accompanies this Notice, contains additional information regarding the proposals to be considered at the Meeting, and stockholders are encouraged to read it in its entirety.

The Company has elected to provide access to our proxy materials by notifying you of the availability of our proxy statement and our fiscal 2022 Annual Report to Stockholders over the Internet at www.proxydocs.com/DIOD. Stockholders may also obtain a printed copy of the proxy materials free of charge by following the instructions provided in the Notice of Internet Availability of Proxy Materials that will be first mailed to stockholders on or about April 13, 2023 or in the enclosed proxy statement.

As set forth in the enclosed proxy statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors.

Whether or not you plan to participate in the virtual Meeting, YOUR VOTE IS IMPORTANT. Please follow the instructions enclosed to ensure that your shares are voted. If you participate in the Meeting, you may revoke your proxy at any time prior to its exercise at the Meeting.

Dated at Plano, Texas, this 13th day of April, 2023.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,
Secretary

IF YOU PLAN TO ATTEND THE MEETING

If you plan to attend the Meeting online you must be registered no later than 5:00 p.m. Central Time on May 22, 2023. To register go to www.proxydocs.com/DIOD. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Meeting and will also permit you to submit questions in advance of the Meeting. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email. You will be able to listen, vote, and submit questions from any remote location that has Internet connectivity. Technical assistance is available as part of the instructions.

DIODES INCORPORATED

4949 Hedgcoxe Road, Suite 200

Plano, Texas 75024

(972) 987-3900

PROXY STATEMENT

ANNUAL MEETING: May 23, 2023

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Diodes Incorporated (the “Company”) for use at the annual meeting (the “Meeting”) of the stockholders of the Company to be held online via live audio webcast at www.proxydocs.com/DIOD on Tuesday, May 23, 2023, at 6:30 p.m. (Central Time), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on March 24, 2023 (the “Record Date”) are entitled to notice of and to vote by proxy or at the Meeting or any adjournment or postponement thereof.

Matters to be Considered at the Meeting

The matters to be considered and voted upon at the Meeting will be:

1.
Election of Directors. To elect seven persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board of Directors’ nominees are: Elizabeth (Beth) Bull, Angie Chen Button, Warren Chen, Michael R. Giordano, Keh-Shew Lu, Peter M. Menard and Christina Wen-Chi Sung.
2.
Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.
3.
Frequency of Advisory Vote on Executive Compensation. To consider an advisory vote on the frequency of the stockholder advisory vote on executive compensation on a three-, two- or one- year basis.
4.
Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
5.
Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Voting Recommendations of the Board

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of executive compensation, “FOR” a stockholder advisory vote on executive compensation every ONE year, and “FOR” the ratification of the appointment of Moss Adams LLP.

Voting Shares Held in “Street Name”

Brokerage firms who are members of the New York Stock Exchange cannot vote your shares held in street name in the election of directors or on executive compensation, if you fail to instruct the organization how to vote such shares. Therefore, it is very important that you provide instructions on how to vote any shares beneficially owned by you in street name.

Internet Access to Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to our proxy materials over the Internet at www.proxydocs.com/DIOD. Stockholders will not receive printed copies of the

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proxy materials unless they have requested us to provide proxy materials in printed form. On or about April 13, 2023, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be first sent to our stockholders of record and beneficial owners. All stockholders receiving the Notice can request a printed copy of the proxy materials.

The Notice provides you with instructions regarding how to:

•
View our proxy materials for the Meeting on the Internet;
•
Request a printed copy of the proxy materials; and
•
Instruct us to send future proxy materials to you by mail or electronically by email on an ongoing basis.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it, and it is your responsibility to notify us of any change to your email address given to us.

The proxy materials include:

•
Notice of Annual Meeting of Stockholders;
•
This Proxy Statement; and
•
The 2022 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you request printed copies of the proxy materials by mail, these materials will also include a proxy card.

How to Vote

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you are a stockholder of record, you may attend the Meeting and vote in person via the Internet at www.proxydocs.com/DIOD.

If you do not wish to attend the Meeting and vote online during the Meeting, you may vote by proxy. There are three ways to vote by proxy. You may submit a proxy by telephone by calling (855) 686-4804 and following the instructions provided. You may submit a proxy over the Internet at www.proxypush.com/diod by following the instructions provided. If you request and receive a printed copy of the proxy materials by mail, you can submit a proxy by signing and dating the enclosed proxy card and either mailing it in the postage-paid envelope provided to the address stated on the proxy card or transmitting it by facsimile to the Inspector of Elections at (972) 731-3510.

Telephone and Internet voting facilities for stockholders will be available 24 hours a day and will close at 5:00 p.m. (Central Time) on May 22, 2023. If a proxy is properly submitted and is not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy. If no instructions are indicated on the proxy with respect to any matter, the proxy will be voted on such matter as follows: “FOR” the election of the Board’s nominees, “FOR” the approval of executive compensation, "FOR” a stockholder advisory vote on executive compensation every ONE year, “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by following the instructions they provided. If you wish to attend the Meeting and vote during the Meeting in person via the Internet, you must obtain a proxy executed in your favor from the organization that holds your shares.

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Even if you plan to attend the Meeting, the Company recommends that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Meeting.

How to Change or Revoke Your Vote

You may change your vote at any time before the vote at the Meeting. If you are a stockholder of record, you may change your vote by submitting a proxy over the Internet or telephone on a later date (only your last Internet or telephone proxy will be counted), or by filing a written revocation, or a duly executed proxy card bearing a later date, with the Company’s Secretary at the Meeting or at our offices located at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 provided that any such written revocation or duly executed proxy card bearing a later date must be received at such offices no later than May 22, 2023. You may also change your vote by attending the Meeting and voting in person via the Internet. Attending the Meeting will not automatically revoke a previously granted proxy unless you vote at the Meeting or file a written revocation with the Company’s Secretary at or before the Meeting.

If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to the brokerage firm, bank, broker-dealer or other organization holding your shares by following the instructions they provided or, if you obtained a proxy in your favor from that organization, by attending the Meeting and voting in person via the Internet.

Meeting Admission

Due to concerns around the continued presence of COVID-19 in the United States and globally, this year our Meeting will be a completely virtual meeting, which will be conducted via live audio webcast at www.proxydocs.com/DIOD. You are entitled to participate in the Meeting only if you were a holder of the Company's Common Stock at the close of business on March 24, 2023, which is the record date for the Meeting, or if you hold a valid proxy. If you plan to attend the Meeting online you must be registered no later than 5:00 p.m. (Central Time) on May 22, 2023. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Meeting and will also permit you to submit questions prior to the Meeting. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email. You will be able to participate in, and hear others from, any remote location that has Internet connectivity. Technical assistance is available as part of the instructions.

Voting Rights

The authorized capital of the Company consists of (i) 70,000,000 shares of Common Stock, par value $0.66-2/3 per share (“Common Stock”), of which 45,706,789 shares were issued and outstanding on the Record Date, and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), none of which were issued and outstanding on the Record Date.

A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person via the Internet or by proxy, constitutes a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and “broker non-votes” (as defined below) will be counted for the purpose of determining the presence of a quorum.

Each stockholder is entitled to one vote, in person via the Internet or by proxy, for each share of Common Stock standing in his or her name on the books of the Company at the close of business on the Record Date on any matter submitted to the stockholders, except that in connection with the election of directors, each stockholder has the right to cumulate votes. Cumulative voting entitles a stockholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by such stockholder, or to distribute such stockholder’s votes on the same principle among as many candidates and in such manner as the stockholder shall desire.

If you are a stockholder of record and wish to exercise cumulative voting rights, you must submit a proxy by mail. Your proxy card or ballot must specify how you want to allocate your votes among the nominees. Telephone and Internet voting facilities do not accommodate cumulative voting. If you hold your shares in street name, contact your brokerage firm, bank, broker-dealer, or other similar organization for directions on how to exercise cumulative voting rights using their voting instruction card, or to request a legal proxy so that you can vote your shares directly. Discretionary authority to cumulate votes is hereby solicited by the Board. If you return a signed proxy card or submit voting instructions in writing

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without providing instructions about cumulative voting, or if you submit a proxy by telephone or in person via the Internet, you will confer on the designated Proxyholders named below discretionary authority to exercise cumulative voting. If they elect to do so, they will be authorized, in their discretion, to cast your votes for some or all of the nominees in the manner recommended by the Board or otherwise in the discretion of the Proxyholders. However, they will not cast any of your votes for a nominee as to whom you have instructed them on your proxy card, voting instruction card or otherwise to withhold a vote. If you do not wish to grant the Proxyholders authority to cumulate your votes in the election of directors, you must explicitly state that objection on your proxy card or voting instruction card, as applicable.

For Proposal 1, our Bylaws provide that, in the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, however, that the Board has adopted a policy requiring that, other than elections in which the number of director nominees exceeds the number of directors to be elected, each nominee will submit a resignation for consideration by the Board promptly following the election if he or she receives a greater number of votes “WITHHELD” than votes “FOR.” Abstentions and broker non‑votes are not considered a vote cast and, therefore, will have no effect with respect to the election of directors other than to reduce the number of affirmative votes required to elect a director. “Broker non‑votes” are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity. See “Proposal One – Election of Directors” and “Corporate Governance – Director Resignation Policy.”

Proposals 2 and 4 require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, in person via the Internet or by proxy, and entitled to vote on the proposal at the Meeting. Abstentions will be included in the number of votes present and entitled to vote on these proposals and, accordingly, will have the effect of a vote “AGAINST” the proposal. Broker non-votes with respect to these proposals will not be counted as shares present and entitled to vote on these proposals and, accordingly, will not have any effect with respect to the approval of these proposals (other than to reduce the number of affirmative votes required to approve the proposal). However, the Board and the Compensation Committee will review the result of this vote and take it into consideration when making future decisions regarding executive compensation. Although the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 is not required to be submitted to a vote of stockholders, the Audit Committee believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment of the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person via the Internet or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm. Proposal 3 requires the holders of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting to choose among alternatives of "three years," "two years," "one year" or "Abstain." The choice receiving the highest number of votes cast will be considered our stockholders' preference for the frequency of the stockholders' non-binding, advisory vote concerning executive compensation. Broker non-votes with respect to these proposals will not be counted as shares present and entitled to vote on these proposals and, accordingly, will not have any effect with respect to the approval of these proposals (other than to reduce the number of affirmative votes required to approve the proposal). The votes with respect to the executive compensation and the frequency of the stockholder advisory vote on executive compensation are not binding on the Company, the Board or the Compensation Committee of the Board (the “Compensation Committee”). However, the Board and the Compensation Committee will review the results of these votes and take them into consideration when making future decisions regarding executive compensation and the frequency of the stockholder advisory vote on executive compensation.

Of the shares of Common Stock outstanding on the Record Date, 1,022,826 shares (or approximately 2.2%) were beneficially owned by directors and executive officers of the Company. Each of the directors and executive officers have informed the Company that they will vote “FOR” the election of the Board’s nominees named herein, “FOR” the approval of executive compensation, “FOR” a stockholder advisory vote on executive compensation every ONE year and “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

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Organizations holding Common Stock in “street name” that are members of a stock exchange are required by the rules of the applicable stock exchange to transmit the proxy materials to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the stockholders. If the organization has not received instructions from the beneficial owner by the date specified in the statement accompanying such proxy materials, the organization may give or authorize the giving of a proxy to vote the Common Stock in its discretion as to “routine” matters, but not as to “non-routine” matters. When an organization is unable to vote a client’s shares on a proposal, the missing votes are referred to as “broker non-votes.” If you hold Common Stock in “street name” and you fail to instruct the organization that holds your shares as to how to vote such shares, that organization may, in its discretion, vote such Common Stock “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, which is considered a routine matter, but not with respect to the election of the nominees to the Board, the advisory vote on executive compensation, or the advisory vote on the frequency of such vote on executive compensation, each of which is considered a non-routine matter.

Procedures for Stockholder Nominations and Proposals

Under the Company’s Bylaws, any stockholder generally may submit proposals or nominate one or more persons for election as directors by following the procedures described in this Proxy Statement under “Proposals of Stockholders and Stockholder Nominations for 2024 Annual Meeting.” No notice of a stockholder proposal or nomination was timely received in connection with the Meeting.

Cost of Proxy Solicitation

This proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this proxy solicitation. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with stockholders of record, beneficial owners, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, email or in person via the Internet to request that the proxies be furnished. No additional compensation will be paid for these services to officers or employees of the Company. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries, for their reasonable expenses in forwarding proxy materials to their principals. The Company has not engaged a proxy solicitor at this time, but the Board may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, the Company will pay the proxy solicitor its reasonable and customary fees, estimated not to exceed $15,000 plus reasonable out-of-pocket expenses.

Other Business

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the designated proxyholders, Dr. Keh-Shew Lu, the Company’s Chairman, President and Chief Executive Officer, and Brett Whitmire, the Company’s Chief Financial Officer (the “Proxyholders”), will vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy. Such authorization includes authority to appoint a substitute nominee or nominees to the Board’s nominees identified herein where death, illness or other circumstances arise which prevent any such nominee from serving in such position and to vote such proxy for such substitute nominee.

5 Diodes Incorporated

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock as of the Record Date by each person known to the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock (other than depositories).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
BlackRock, Inc. (“BlackRock”) 55 East 52nd Street New York, New York 10022	7,101,545	(3)	15.5%
The Vanguard Group (“Vanguard”) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,357,466	(4)	11.7%
EARNEST Partners ("EARNEST") 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	2,571,905	(5)	5.6%

(1) The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated below.

(2) Based on 45,708,789 shares outstanding as of the Record Date.

(3) Based solely on information provided by BlackRock in Schedule 13G/A filed with the SEC on January 26, 2023, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, BlackRock has sole voting power with respect to 7,032,956 shares, has sole dispositive power with respect to 7,101,545 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(4) Based solely on information provided by Vanguard in Schedule 13G/A filed with the SEC on February 9, 2023, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, Vanguard has shared voting power with respect to 64,581 shares, has sole dispositive power with respect to 5,247,504 shares and has shared dispositive power with respect to 109,962 shares.

(5) Based solely on information provided by EARNEST in Schedule 13G filed with the SEC on February 14, 2023, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, EARNEST has sole voting power with respect to 2,016,403 shares, has sole dispositive power with respect to 2,571,905 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each director and nominee of the Company, (ii) each Named Executive Officer (“NEO”) of the Company (as defined below), and (iii) all directors, nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Common Stock Underlying Options or Restricted Stock Units (1)	Common Stock	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3) (4)
Directors and Nominee
Elizabeth (Beth) Bull	—	—	—		*
Angie Chen Button	—	630	630		*
Warren Chen	900	2,430	3,330	(1)	*
Michael R. Giordano	900	71,760	72,660	(1)	*
Keh-Shew Lu (5)	1,687	683,178	684,865	(1)(6)(8)	1.5%
Peter M. Menard	900	5,495	6,395	(1)	*
Christina Wen-Chi Sung	900	14,030	14,930	(1)	*
Michael K.C. Tsai	900	43,055	43,955	(1)	*
Named Executive Officers
Brett R. Whitmire	—	28,591	28,591	(1)(8)	*
Julie Holland	—	26,077	26,077	(1)(8)	*
Francis Tang	—	53,401	53,401	(1)(8)	*
Gary Yu	—	21,671	21,671	(1)(8)	*
All directors, nominees and executive officers of the Company as a group (15 individuals including those named above)	7,500	1,015,326	1,022,826	(7)	2.2%

* Indicates less than 1%.

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(1) Consists of shares of Common Stock that the named individual has the right to acquire within sixty (60) days after the Record Date by exercising stock options or the vesting of restricted stock units (“RSUs”) or performance stock units (“PSUs”). For further discussion on the Company’s use of equity awards, see “Compensation Discussion and Analysis – Principal Components of Compensation - Long-Term Incentive (LTI) Plan.”

(2) The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated and subject to community property laws where applicable.

(3) Under Rule 13d-3 of the Securities Exchange Act of 1934 (the “Act”), certain shares may be deemed to be beneficially owned by more than one person (for example, if a person shares the power to vote or the power to dispose of the shares). In addition, under Rule 13d-3(d)(1) of the Exchange Act, shares which the person (or group) has the right to acquire within sixty (60) days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(4) Percent of class is based on 45,706,789 shares of the Common Stock of the Company outstanding as of the Record Date.

(5) Dr. Lu is Chairman of the Board, President and the Chief Executive Officer of the Company, and an NEO.

(6) Includes 46,150 shares of Common Stock held in the name of an UTMA (Custodial) Trust, and 285,801 shares held in the name of the Lu Grandchildren’s Trust. Dr. Lu is a co-trustee of the Lu Family Revocable Trust, the UTMA (Custodial) Trust and the Lu Grandchildren’s Trust. Dr. Lu has voting and investment authority over these shares.

(7) Includes 7,499 shares that all directors and executive officers of the Company have the right to acquire within sixty (60) days after the Record Date, by exercising stock options or the vesting of RSUs, but excludes an additional 517,845 shares that all directors and executive officers of the Company will have the right to acquire upon the vesting of RSUs and PSUs, which may vest in installments more than sixty (60) days after the Record Date.

(8) Does not include 42,000, 9,000, 13,000 and 9,000 shares of Common Stock subject to PSUs granted February 1, 2023 to Messrs. Lu, Whitmire, Yu and Tang, respectively, that vest only if (i) the Company achieves a targeted Non-GAAP operating income for 2023 through 2025 and (ii) the executive continues to provide services to the Company.

Does not include 32,000, 7,600, 8,500, 7,600 and 9,200 shares of Common Stock subject to PSUs granted February 1, 2022 to Messrs. Lu, Whitmire, Yu, Tang and Ms. Holland, respectively, that vest only if (i) the Company achieves a targeted Non-GAAP operating income for 2022 through 2024 and (ii) the executive continues to provide services to the Company.

Does not include does not include 32,000, 7,600, 8,500, 7,600 and 9,200 shares of Common Stock subject to PSUs granted February 8, 2021 to Messrs. Lu, Whitmire, Yu, Tang and Ms. Holland, respectively, that vest only if (i) the Company achieves a targeted Non-GAAP operating income for 2021 through 2023 and (ii) the executive continues to provide services to the Company.

Does not include 42,000, 9,000, 13,000 and 9,000 shares of Common Stock subject to RSUs granted February 1, 2023 to Messrs. Lu, Whitmire, Yu and Tang, respectively, that vest in four equal installments on February 1, 2024, 2025, 2026 and 2027, if the executive continues to provide services to the Company.

Does not include 5,000 shares of Common Stock subject to RSUs granted on May 26, 2022 to Dr. Lu that vest in three equal installments on May 26, 2023, 2024 and 2025, if the executive continues to provide services to the Company.

Does not include 24,000, 5,700, 6,375, 5,700 and 6,900 shares of Common Stock subject to RSUs granted February 1, 2022 to Messrs. Lu, Whitmire, Yu, Tang and Ms. Holland, respectively, that vest in three equal installments on February 1, 2024, 2025 and 2026 if the executive continues to provide services to the Company.

Does not include 3,750 shares of Common Stock subject to RSUs granted on May 24, 2021 to Dr. Lu that vest in three equal installments on May 24, 2023, 2024 and 2025, if the executive continues to provide services to the Company.

Does not include 16,000, 3,800, 4,250, 3,800 and 4,600 shares of Common Stock subject to RSUs granted on February 8, 2021 to Messrs. Lu, Whitmire, Yu, Tang and Ms. Holland, respectively, that in two equal installments on February 24, 2024 and 2025, if the executive continues to provide services to the Company.

Does not include 4,000 shares of Common Stock subject to RSUs granted on July 1, 2020 to Mr. Yu that vest in two equal installments on July 1, 2023 and 2024, if the executive continues to provide services to the Company.

Does not include 3,376 shares of Common Stock subject to RSUs granted on May 18, 2020 to Dr. Lu that vest in two equal installments on May 18, 2023 and 2024, if the executive continues to provide services to the Company.

Does not include 13,275, 2,700, 3,825 and 3,825 shares of Common Stock subject to RSUs granted on February 19, 2020 to Messrs. Lu, Whitmire, Tang and Ms. Holland, respectively, that vest on February 19, 2024, if the executive continues to provide services to the Company.

Does not include 1,000 shares of Common Stock subject to RSUs granted on July 1, 2019 to Mr. Yu that vest on July 1, 2023, if the executive continues to provide services to the Company.

For further discussion on the operating income performance goal and service condition related to these grants, see “Compensation Discussion and Analysis – Principal Components of Compensation - Long-Term Incentive (LTI) Plan.”

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PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of directors shall be determined from time to time by the Board, but may not be less than five nor more than seventeen. The size of the Board is currently eight directors, with seven directors in office and one vacancy. For the purposes of Article I, Section 7(A)(3) of the Company’s Bylaws, this Proxy Statement serves as public announcement of the increase in size of the Board from seven to eight, effective March 10, 2023. Mr. Michael K.C. Tsai will not be standing for reelection at the Meeting and a new candidate, Elizabeth (Beth) Bull, will be nominated for election. The Company’s Bylaws further provide for the election of each director at each annual meeting of stockholders. Seven directors will be nominated for election at the Meeting, leaving one vacancy on the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Company plans to announce a new lead director after the Meeting.

The persons nominated have been nominated for election to the Board to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. All nominees, except Ms. Bull are currently directors of the Company, and all nominees have indicated their willingness to serve. Unless otherwise instructed, proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. In the event that any of the nominees should be unable or unwilling to serve as a director, proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

The Company’s Corporate Governance Guidelines provides that a non-employee member of the Board will not be eligible to stand for re-election to the Board after attaining the age of 75 provided that the Board may waive the requirement for up to five years for any director. Prior to the date of this Proxy Statement Mr. Michael R. Giordano attained the age of 75, and the Board waived this requirement to allow him to be eligible to stand for re-election to the Board at the Meeting. The Company determined, due to Mr. Giordano's knowledge of the Company and the complexity of matters dealt with by him as Chair of the Audit Committee, it was in the Company's best interest to have him remain on the Board as a member of the Audit Committee to assist with the transition to Angie Chen Button, the new Audit Committee Chair effective March 1, 2023.

The seven nominees who receive the highest number of affirmative votes will be elected. The Board has adopted a policy requiring that in an uncontested election (such as the election held at the Meeting), each nominee will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes “WITHHELD.” See “Corporate Governance – Director Resignation Policy.”

None of the nominees were selected pursuant to any arrangement or understanding, other than that with the directors of the Company acting within their capacity as such. There are no family relationships among the directors of the Company as of the date hereof, and, except as set forth below, as of the date hereof, no directorships are now, or in the past five years have been, held by any director in a company that has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

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The following table and discussion sets forth certain biographical information concerning the nominees of the Company as of the Record Date:

Nominees	Age	Position with the Company	Director Since
Keh-Shew Lu	76	Chairman of the Board, President and Chief Executive Officer, and Director	2001
Elizabeth (Beth) Bull	64	Nominee	—
Angie Chen Button	69	Director	2021
Warren Chen	73	Director	2020
Michael R. Giordano	76	Director	1990
Peter M. Menard	69	Director	2018
Christina Wen-Chi Sung	69	Director	2017

Board Diversity

In accordance with Nasdaq Listing Rule 5605(f), the following chart sets forth certain self-identified personal demographic characteristics of the nominees for 2023 and 2022:

Total Number of Director Nominees 2023 and 2022	7
	Female	Male
Part I. Gender Identity
Directors 2023	3	4
Directors 2022	2	5
Part II. Demographic Background
Asian 2023	2	2
Asian 2022	2	3
White 2023	1	2
White 2022	—	2

Keh-Shew Lu

Chairman, President, and Chief Executive Officer

Member, Risk Oversight Committee

Dr. Lu was elected Chairman of the Board in May 2020 and appointed President and Chief Executive Officer of the Company in June 2005 after serving on the Board since 2001. Dr. Lu is also a board member of Lite-On Technology Corporation, a publicly held company. Dr. Lu is the founding Chairman of the Asian American Citizen’s Council. From 2001 to 2005, Dr. Lu was a partner of the WK Technology Venture Fund. From 1998 to 2001, Dr. Lu served as Senior Vice President and General Manager of Worldwide Mixed-Signal and Logic Products of Texas Instruments (“TI”). His responsibilities included all aspects of the analog, mixed-signal and logic products for TI’s worldwide business, including design, process and product development, manufacturing and marketing. From 1996 to 1998, Dr. Lu was the manager of TI’s worldwide memory business. In addition, he served as the President of TI Asia from 1994 to 1997 where he supervised all of TI activities in Asia, excluding Japan. Dr. Lu holds a bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan, and a master’s degree and a doctorate in Electrical Engineering from Texas Tech University.

Having worked in the semiconductor industry for more than 40 years and, particularly, having served in various managerial and senior executive capacities at TI, Dr. Lu possesses a wealth of semiconductor management experience. Dr. Lu is also an experienced board leader and member, having served for many years on behalf of several public and private companies.

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Elizabeth (Beth) Bull

Nominee

Ms. Bull is the former Chief Financial Officer of Communities Foundation of Texas ("CFT"). CFT is a Dallas-based non-profit grant-making organization and is one of the largest community foundations in the nation, with more than $1.5 billion in assets. In her role as CFO, Ms. Bull held full budget accountability, reporting to the CEO and Board/Committees. She served as Staff Lead on Finance & Audit, Investment, Compensation, Governance, and Building Committees for the CFT Board of Trustees, partnering for organizational growth.

Prior to CFT, Ms. Bull was Vice President and Treasurer of Texas Instruments, where she was employed for over 25 years. In her role as Vice President and Treasurer she led strategic financial, investment, operational, and HR/DEI initiatives in progressive roles, working in multiple locations in Texas and in Asia across eight countries. She was TI's first female Vice President in Finance, Treasury, and Asia regional roles and worked with billion dollar and smaller entities/organizations in multiple capacities.

Ms. Bull received her MBA from the Kellogg School of Management at Northwestern University and her bachelor's degree in Mathematics from DePauw University.

Angie Chen Button

Director

Chair, Audit Committee effective March 1, 2023 (Audit Committee Financial Expert)

Member, Governance and Stockholder Relations Committee

Ms. Button has served as a representative in the State of Texas House of Representatives since 2009. The only Asian American Woman legislator in Texas, she currently chairs the International Relations and Economic Development Committee, and has previously served as Chair of the Urban Affairs Committee, as Chair of the Economic and Small Business Development Committee, as Vice Chair of the Technology Committee, sat on the Appropriations (Budget) Committee, and has sat and currently serves on the Ways and Means (Taxation) Committee. A CPA, Ms. Button worked for Texas Instruments for over 30 years in various auditing, finance, business development, procurement, and international marketing positions. She also served on the Audit Committee of the Dallas Area Rapid Transit Board. During 2021, Texas Monthly named Ms. Button as a “Top 10 Best Legislator” and the Texas Association for the Education of Young Children awarded her as its “Elected Official of the Year.” As a state representative, she brings experience and connections in dealing with government officials and business leaders, including promoting international business and trade.

Ms. Button received her bachelor’s degree in Accounting from National Taiwan University in 1976, her master’s degree in Public Finance from National Chengchi University in 1978, and her master’s degree in Management Science from University of Texas at Dallas in 1980. Ms. Button is a co-founder of the DFW Asian American Citizens Council. Ms. Button is not related to Mr. Warren Chen.

Warren Chen

Director

Member, Compensation Committee

Member, Governance and Stockholder Relations Committee

Member, Risk Oversight Committee

Mr. Chen was a member of the Board of Lite-On Technology Corp. (“LTC”) from 2002 to 2022 and was promoted to President of the Lite-On Group in 2010. He was Vice Chairman and Group CEO of LTC since from 2014 through July 31, 2020. He joined the Lite-On Group in 1983 and has served in positions of increasing responsibility, including as Group Deputy CEO and Core Investment CEO from 2006 to 2010, Deputy CEO of LTC from 2000 to 2006, President of Taiwan Lite-On Electronics Inc. from 1992 to 2000, Senior Vice President of Lite-On Inc. and Production Manager of Compound Semi, Inc. (CA). Prior to joining the Lite-On Group, from 1975 to 1983, Mr. Warren Chen served as manufacturing superintendent for TI Taiwan. Mr. Chen is also a board member of Nuvoton Technology Corporation, a publicly held company. Mr. Chen holds a bachelor’s degree in Chemical Engineering from Chinese Culture University. See “Certain Relationships and Related Person Transactions – Relationships and Transactions.”

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Mr. Chen’s approximately 45 years of management experience in the electronics industry and the global supply chain provides the Board with perspective on the future trends and challenges in the semiconductor industry. Mr. Warren Chen is not related to Ms. Angie Chen Button.

Michael R. Giordano

Director

Member, Audit Committee

Mr. Giordano, CIMA, retired October 6, 2021 as Associate Director, Senior Wealth Strategy Associate at the private-banking firm of UBS Financial Services, Inc., having previously served as Senior Vice President-Investment Consulting from when UBS AG acquired PaineWebber, Inc. in 2000 until 2017. PaineWebber, Inc. had acquired his previous employer, Kidder Peabody and Co., Inc., by whom he was employed since 1979. Mr. Giordano advised corporations, foundations, trusts, and municipal governments in investments and finance. Mr. Giordano has served as a board member of Rosalind Inc., a private San Diego genomic analysis company, since July 2017. He served as board advisor to MetaMedia Technology, an entertainment distribution company, from December 2020 to December 2021. He served as Chairman of the Board and the Chief Executive Officer of the Leo D. Fields Co. from 1980 to 1990, when GWC Holdings acquired it. From 2001 to 2003, he served as a board member of Professional Business Bank, a publicly traded corporation. Formerly a Captain and pilot in the United States Air Force, Mr. Giordano received his bachelor’s degree in Aerospace Engineering from California State Polytechnic University and his master’s degree in Business Administration from the University of Utah. Mr. Giordano also completed post-graduate work in International Investments at Babson College and is certified by the Investment Management Consultants Association. He is also certified by the John E. Anderson Graduate School of Management, University of California at Los Angeles as a Corporate Director, having demonstrated understanding of directorship and corporate governance.

Mr. Giordano is an experienced leader who has worked in the financial sector for more than 42 years. Having been with UBS Financial Services, Inc. (and its predecessors) from 1979 through 2021, he advised numerous public, private, profit, and non-profit organizations in investments and finance. Mr. Giordano’s experience provides the Board with knowledge in financial and accounting matters.

Peter M. Menard

Director

Member, Audit Committee

Member, Governance and Stockholder Relations Committee

Mr. Menard practiced securities law from 1979 until 2018. From 1998 until his retirement in 2018, Mr. Menard was a partner with the international law firm of Sheppard, Mullin, Richter & Hampton, LLP where his principal areas of practice were corporate governance, securities law compliance, and corporate transactions. He has been a member of the Executive Committee of the Business Law Section of the California Lawyers Association (“BLS”), a Chair of the Corporations Committee of the BLS, Chair of the Business & Corporations Section of the Los Angeles County Bar Association, and an adjunct professor at University of Southern California Gould School of Law where he taught a course in securities regulation. Mr. Menard is a member of the Board of Directors and a member of the Governance Committee and Chair of the Audit Committee of Huntington Medical Research Institutes. He received a bachelor’s degree in Mathematics from Santa Clara University in 1974 and a master’s degree in Mathematics in 1976 and J.D. in 1979 from the University of Michigan.

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Mr. Menard has more than 40 years of experience representing publicly traded companies. He brings extensive experience in corporate governance, securities law compliance, corporate social responsibility, shareholder engagement, financial reporting, and executive compensation. He has served of the Board of Directors of multiple nonprofit entities.

Christina Wen-Chi Sung

Director

Member, Audit Committee

Member, Compensation Committee

Ms. Sung served as the Chairman of the Taipei Financial Center Corporation, the management company for Taipei 101, the world’s tallest green building, from 2012 to 2015. She previously served as a Director for Arcadyan Technology Corporation from 2012 to 2014 and Independent Director for Lite-On IT Corporation from 2009 to 2013. She was also the head of the HSBC Asset Management Group (Taiwan) from 2004 to 2006 and the co-CEO of JP Morgan Chase (Taiwan) in 2003. Ms. Sung has over 20 years of experience working in the financial investment industry in Taiwan, during which she has earned numerous accolades, including: inclusion in the 2019 Most Influential Corporate Directors list by WomenInc. Magazine, the 2003 Most Influential Business Woman of the Year by Taiwan Commonwealth Magazine, the 2002 Montblanc Business Woman of the Year, the 1998 Best CEO of the Securities Industry in Taiwan by the Securities and Futures Development Foundation Golden Goblet Awards, and 1998 Outstanding Business Woman in Taiwan by the Chinese Business Woman’s Association.

Ms. Sung brings extensive directorship and business experience to the Board, and she continues to serve on multiple nonprofit boards, including as a director of Feng Chia University. After retiring from Taipei 101, she founded Social Welfare and Social Enterprise Revolving Trust (“SERT”) at the end of 2015, which is aimed at providing financial support and management to non-profit organizations and social enterprises in Taiwan. SERT has been awarded by the government for two consecutive years for its special contribution to the related sector. Ms. Sung received her bachelor’s degree in English language and literature from Soochow University in 1976 and her master’s degree in Executive Management of Business Administration from National Cheng-chi University in 2003.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE SEVEN NOMINEES TO THE BOARD SET FORTH ABOVE.

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CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance and Stockholder Relations Committee and the Risk Oversight Committee (the “Committees”). Each Committee consists of three or more directors who serve at the discretion of the Board. The Board usually makes Committee and Committee chair assignments annually at its meeting immediately following the Company’s annual meeting of stockholders. The current composition of each Committee is as follows:

Directors	Audit Committee	Compensation Committee	Governance and Stockholder Relations Committee	Risk Oversight Committee
Keh-Shew Lu				Member
Angie Chen Button (1)	Chair (2)(3)		Member
Warren Chen (1)		Member	Member	Chair
Michael R. Giordano (1)	Member (2)(3)
Peter M. Menard (1)	Member		Member
Christina Wen-Chi Sung (1)	Member	Member		Member
Michael K.C. Tsai (1) (4)		Chair	Chair

(1) Independent director (as determined by the Board under the rules of The NASDAQ Stock Market LLC (“Nasdaq”) and, in the case of members of the Audit Committee, the rules of the SEC).

(2) Qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act.

(3) Ms. Button became Chair of the Audit Committee on March 1, 2023, replacing Mr. Giordano.

(4) Mr. Michael K.C. Tsai is not standing for reelection at the Meeting.

Director Independence

The Board has determined that six of the seven director nominees (all director nominee other than Dr. Lu, our Chairman, President and Chief Executive Officer) will be “independent directors” as shown in the above table, as the term “independent director” is defined under the rules of Nasdaq. The Board also has determined that each member of its Audit Committee, Compensation Committee and Governance and Stockholder Relations Committee meets the applicable independence requirements prescribed by Nasdaq and the SEC.

In making its independence determinations with regard to Dr. Lu, the Board considered the relationships described under “Certain Relationships and Related Person Transactions – Relationships and Transactions.”

Audit Committee

The Audit Committee makes recommendations to the Board regarding the engagement of the Company’s independent registered public accounting firm, reviews the plan, scope and results of the audit, reviews the Company’s policies and procedures with the Company’s management concerning internal accounting and financial controls, and reviews changes in accounting policy and the scope of non-audit services which may be performed by the Company’s independent registered public accounting firm. The Audit Committee also monitors policies to prohibit unethical, questionable or illegal activities by the Company’s employees. The “Audit Committee Report” section of this Proxy Statement describes in more detail the Audit Committee’s responsibilities, particularly with regard to the Company’s financial statements and its interactions with the Company’s independent registered public accounting firm.

The Board has determined that each member of the Audit Committee is “independent” as that term is defined under the rules of Nasdaq and the SEC, and is able to read and understand fundamental financial statements. The Board also has determined that Mr. Giordano and Ms. Button each qualify as an “audit committee financial expert” as defined under the rules of the SEC.

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Compensation Committee

The Compensation Committee makes recommendations to the Board regarding compensation, benefits and incentive arrangements for the Chief Executive Officer and other officers and key employees of the Company. The Compensation Committee administers the 2022 Equity Incentive Plan ("2022 Plan"), the 2013 Equity Incentive Plan (the “2013 Plan”), the Company’s 401(k) profit sharing plan (the “401(k) Plan”) and the Company’s nonqualified deferred compensation plan. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined under the rules of Nasdaq.

Governance and Stockholder Relations Committee

The principal purposes of the Governance and Stockholder Relations Committee (the “Governance Committee”) are to help ensure that the Board (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, and (ii) selects the nominees for election at the next annual meeting of stockholders. The Board has determined that each member of the Governance Committee is “independent” as that term is defined under the rules of Nasdaq.

Risk Oversight Committee

The Risk Oversight Committee assists the Board in overseeing the Company’s risk management process by (i) overseeing the Company’s efforts to align its management of risks with its strategic objectives, (ii) overseeing the establishment and implementation of a risk oversight framework, and (iii) reviewing the effectiveness of the risk oversight framework in the identification, assessment, monitoring, management and disclosure of significant risks. The Risk Oversight Committee’s oversight provides reasonable assurance that processes are in place to identify, assess, monitor, manage and disclose risks that may have a material adverse effect on the achievement of the Company’s strategic objectives.

Charters of the Committees

All four Committees operate pursuant to written charters, current copies of which are available on the Company’s website, at www.diodes.com, in the “Investors – Corporate Governance” section.

MEETINGS OF THE BOARD AND COMMITTEES

The following table represents the number of meetings and actions taken by written consent of the Board and the Committees in 2022:

	Meetings Held	Action by Written Consent
Board	4	4
Audit Committee	5	1
Compensation Committee	5	2
Governance and Stockholder Relations Committee	2	–
Risk Oversight Committee	5	–

All current directors attended at least 75% of the total number of meetings of the Board and Committees on which each served held during the period he or she served in 2022.

It is the policy of the Company to require Board members to attend the annual meetings of stockholders, if practicable. Each director attended the 2022 annual meeting of stockholders.

BOARD LEADERSHIP STRUCTURE

The Chairman of the Board conducts each Board meeting and sets the agenda of each Board meeting after consulting with the Vice Chairman of the Board, the independent lead director ("Lead Director") and members of the Board. The Company plans to name a new lead director after the Meeting. The Chairman of the Board also has the responsibility to establish effective communications with the Company’s stakeholders, including stockholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. The Vice Chairman of the Board has the responsibility to assist

14 Diodes Incorporated

the Chairman of the Board in fulfilling these responsibilities. The duties of the Lead Director are to preside at executive sessions of the independent directors, serve as principal liaison between the independent directors and the Chairman, work with the Chairman to set and approve the schedule and agenda for meetings of the Board and its committees, direct the retention of advisors and consultants who report directly to the Board, serve as liaison for consultation and communication with stockholders, oversee the annual evaluation of our Board and its committees and evaluate, in cooperation with the Compensation Committee and all members of the Board, the Chief Executive Officer's performance.

NOMINATING PROCEDURES AND CRITERIA AND BOARD DIVERSITY

Among its functions, the Governance Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the Governance Committee, the Governance Committee considers candidates for director suggested by stockholders provided such recommendations are made in accordance with the procedures set forth under “Proposals of Stockholders and Stockholder Nominations for 2024 Annual Meeting.” Stockholder nominations that comply with these procedures and meet the criteria outlined below will receive the same consideration that the Governance Committee’s nominees receive.

Essential criteria for all candidates considered by the Governance Committee include the following:

•
integrity and a commitment to ethical behavior;
•
personal maturity and leadership skills in industry, education, the professions, or government;
•
independence of thought and willingness to deal directly with difficult issues;
•
fulfillment of the broadest definition of diversity, seeking diversity of thought; and
•
broad business or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

In evaluating candidates for certain Board positions, the Governance Committee evaluates additional criteria, including the following:

•
technical expertise in engineering, chemistry, solid state physics or electronics;
•
senior management experience and expertise, especially from leadership roles in semiconductor, information technology or electronics corporations;
•
financial or accounting expertise, generally and as necessary to fulfill the financial requirements of the SEC and Nasdaq regulations;
•
leadership experience in other industries to help the Company better understand the care-abouts in key, targeted industries; and
•
experience in investment banking, commercial lending or other financing activities.

In selecting nominees for the Board, the Governance Committee evaluates the general and relevant specialized criteria set forth above prior to commencement of the recruitment process, determines whether a nominee fulfills the independence requirements of the SEC and Nasdaq, evaluates recommendations received from other existing members of the Board, reviews the education of the nominee, evaluates the quality of experience and achievement of the nominee, reviews the nominee’s current or past membership on other companies’ boards, determines that the nominee has the ability and the willingness to spend the necessary time required to function effectively as a director (except in extraordinary circumstances, no director shall serve on the board of more than four other public companies), and determines that the nominee has a genuine interest in representing the stockholders and the interests of the Company overall.

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If the Governance Committee is evaluating a nominee for re-election, the Governance Committee will review the nominee’s performance, including the following: availability for and attendance at meetings; contribution to Board processes such as information gathering and decision making; accessibility for communication with other directors and management; participation in Committee activities; depth of knowledge of the Company and its industry; the Company’s performance during the nominee’s previous term, in light of the role played by the Board and the nominee in guiding management; and any specialized expertise or experience that has contributed or may contribute to the functioning of the Board or the success of the Company.

The Governance Committee believes that the Board should include individuals with a broad range of relevant professional expertise, experience and education and reflect the diversity and cultural and geographical perspectives of the Company’s employees, customers and suppliers.

The Governance Committee, as well as the full Board, has recommended the Board’s nominees for election at the Meeting. Stockholders have not proposed any candidates for election at the Meeting.

DIRECTOR RESIGNATION POLICY

Under the Company’s director resignation policy, promptly following the receipt of the final report from the Inspector of Elections relating to an election of directors of the Company (other than elections in which the number of nominees exceeds the number of directors to be elected), any nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election, will tender his or her resignation for consideration by the Board. Subject to certain conditions, the Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the director’s resignation.

The Board will consider and act upon the Governance Committee’s recommendation within 90 days of certification of the vote at the Meeting. In considering the director’s resignation, the Governance Committee and the Board will consider all factors they deem relevant, including, without limitation, the underlying reason for the vote result, if known, the director’s contributions to the Company during his or her tenure, and the director’s qualifications. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Within four business days of the decision regarding the tendered resignation, the Company will file with the SEC a report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

COMMUNICATIONS WITH DIRECTORS

You may communicate with the chair of our Audit Committee, our Compensation Committee, our Governance Committee or our Risk Oversight Committee or with our independent directors individually or as a group, by writing to any such person or group c/o Corporate Secretary, Diodes Incorporated, 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, including, but not limited to, the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; résumés and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, provided that any communication that is not distributed will be made available to any independent director upon request.

Communications that include information that would be better addressed by the Company’s ethics and compliance hotline, which reports to the Audit Committee at (855) 316-2192, will be delivered to the Audit Committee.

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COMPENSATION OF DIRECTORS

The following table sets forth the compensation of each director, who is not a NEO, for service in 2022:

Name (a)	Fees Earned or Paid in Cash ($) (b)	RSUs ($) (1) (2) (c)	Stock Options ($) (1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Angie Chen Button	90,000	186,253	—	—	—	—	276,253
Warren Chen	80,000	186,253	—	—	—	—	266,253
Michael R. Giordano (3)	100,000	186,253	—	—	—	—	286,253
Peter M. Menard	90,000	186,253	—	—	—	—	276,253
Christina Wen-Chi Sung	90,000	186,253	—	—	—	—	276,253
Michael K.C. Tsai	100,000	186,253	—	—	—	—	286,253

(1) These amounts reflect the value determined by the Company for financial accounting purposes for these awards and do not reflect whether each director has actually realized a financial benefit from the awards. The value of the equity awards in column (c) and (d) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for RSUs are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 14, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 10, 2023, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments.

(2) Under the Company’s 2022 director compensation arrangements, each non-employee director listed in the table above was granted an award under the 2022 Equity Incentive Plan of 2,520 RSUs on May 26, 2022. The per-share closing price of our Common Stock on May 26, 2022 was $73.91.

(3) Mr. Giordano served as chair of the Audit Committee and received an additional $10,000 retainer for such service.

The following table shows the aggregate number of shares underlying outstanding RSUs and outstanding stock options held by non-employee directors as of December 31, 2022:

Name	RSUs (#)	Stock Options (#)
Angie Chen Button	4,410	—
Warren Chen	6,210	—
Michael R. Giordano (3)	7,210	—
Peter M. Menard	7,210	—
Christina Wen-Chi Sung	7,210	—
Michael K.C. Tsai	7,210	—

During 2022, each non-employee director of the Company received a grant of 2,520 RSUs, which vest in four equal annual installments commencing on the first anniversary of the date of grant. The Board may in its discretion modify such director compensation arrangements in the future. For additional information see, “Certain Relationships and Related Person Transactions – Relationships and Transactions.”

The table below sets for the cash retainers paid for non-employee directors for service in 2022 and 2023:

	2022	2023
Quarterly retainer	$20,000	$22,500
Additional quarterly retainer:
Lead Director, Chair of Governance and Compensation Committees	10,000	10,000
Chair of Audit Committee	10,000	10,000
Chair of Risk Committee	–	5,000
Member of the Audit Committee	2,500	2,500

Compensation Committee Interlocks and Insider Participation

During 2022, the Compensation Committee consisted of three directors: Michael K.C. Tsai (Chairman), Warren Chen and Christina Wen-Chi Sung. During 2022, no executive officer of the Company served on the compensation committee (or

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equivalent) of the board of directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

CORPORATE POLICIES

Anti-Hedging Policy

The Company’s insider trading policy prohibits all executive officers and directors of the Company from engaging in any hedging or monetization transactions involving the Company’s securities, including zero cost collars, forward sale contracts, and trading in options, puts, calls, or other derivative instruments related to the Company’s Common Stock. To the best of the Company’s knowledge, no executive officers or directors of the Company currently are parties to a hedge with respect to any shares of Common Stock of the Company.

Anti-Pledging Policy

The Company’s insider trading policy prohibits executive officers and directors from pledging the Company’s securities. Acquiring Company shares on margin also is prohibited. To the best of the Company’s knowledge, no executive officers or directors of the Company currently are parties to a pledge of any shares of the Common Stock of the Company.

Short-Selling Policy

Directors and executive officers are prohibited from selling the Company’s equity securities “short” (i.e., the sale of a security that is not owned and must be borrowed to complete the sale) or “selling short against the box” (i.e., the sale of a security that is currently owned but is not delivered against such sale within twenty days thereafter, or is not within five days after such sale deposited in the mails or other usual channels of transportation and the sale is completed with borrowed shares). To the best of the Company’s knowledge, no executive officers or directors of the Company currently are parties to any short-selling transactions with respect to any shares of Common Stock of the Company.

Stock Ownership Policy

Stock Ownership Policy for Directors. The Company’s stock ownership policy provides that all non-employee directors are required to acquire (and thereafter throughout the term of appointment maintain ownership of) a minimum number of shares of Common Stock with a value equal to three times the annual retainer received by them as directors within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment or initial election. All of the directors are currently or are expected to be in compliance with our stock ownership policy in accordance with the time frame requirements.

Stock Ownership Policy for Executive Officers. The Company’s stock ownership policy provides that all individuals holding the positions with the Company listed below are required to acquire (and thereafter throughout the term of employment maintain ownership of) a minimum number of shares of Common Stock with a value equal to the multiple of such executive officer’s annual base salary (excluding bonus) within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment (other than a newly-appointed Chief Executive Officer, who has seven years to comply), as follows:

Position	Multiple of Salary
Chief Executive Officer of the Company	Six times annual base salary (excluding bonus)
Senior Vice President or Vice President	Two times annual base salary (excluding bonus)

All of the executive officers are currently or are expected to be in compliance with our stock ownership policy in accordance with the time frame requirements.

For purposes of this stock ownership policy, stock ownership includes any shares owned by an executive officer or director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive officer or director retains beneficial ownership. The value of shares held is calculated once per year, on the last business day of the fiscal year. For purposes of determining compliance with this stock ownership policy, “value” means an assumed per share value based on the closing price of Common Stock on the last business day of the fiscal year. An executive officer or director subject to this stock ownership policy is not required to acquire shares of Common Stock in accordance with this

18 Diodes Incorporated

policy if acquisition at such time would result in a violation of the Company’s insider trading policy, in which event the executive officer or director is required to comply with this stock ownership policy as soon as reasonably feasible thereafter. A hardship exception is available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

If any executive officer or director is determined to own less than the minimum number of shares of Common Stock, such executive officer or director shall have the two open periods after the two subsequent “Blackout Periods” to obtain the minimum number of shares of Common Stock. Blackout Period is (i) a period starting on the fifteenth day of the third month in the first calendar quarter and the period starting on the first day of the third month in the second, third and fourth calendar quarters (i.e. March 15, June 1, September 1, December 1) and ending two business days after earnings for that quarter have been publicly released (trading of the Company’s securities can begin on the third day after announcement); and (ii) any other period of significant corporate activity designated from time to time by the Company.

Stock Retention Policy

In addition to the stock ownership policy described above, under which each executive officer or director must maintain a certain multiple of his or her annual base salary or annual retainer throughout the term of employment or appointment, each executive officer or director who acquires shares of our Common Stock through the exercise of a stock option is required to retain 33% of the “net” shares acquired (i.e., net of the tax impact of the stock option exercise) until the earlier to occur of the first anniversary of the date of exercise or the date the individual ceases to be an executive officer or director. This stock retention policy only applies to stock option grants awarded to executives.

Recoupment of Compensation

In the event the Company is required to restate any interim or annual financial statement filed with the SEC to correct an accounting error due to the material noncompliance of the Company, as a result of misconduct (as defined), with any financial reporting requirement under the federal securities laws, the Board, or any committee of independent directors (as defined in Nasdaq Rule 5605(a)(2)) appointed by the Board (“Independent Committee”), shall review each performance-based award (as defined) paid or granted to or exercised by each covered person (as defined) during the covered period (as defined).

If the Board or the Independent Committee shall determine, in its sole discretion, that (1) a covered person has committed misconduct and (2) the payment, grant, amount, value or vesting during the covered period of any performance-based award would have been different had it been determined, in whole or in part, based on the achievement of the financial results as subsequently restated, then the Board or such Independent Committee may take such actions as it deems appropriate, to recoup any portion of any such performance-based award that would not have been awarded to the covered person had the financial results been properly reported. The Company shall not take any action more than three years after the end of the covered period.

The Company will be revising its "Policy Regarding Recoupment of Executive Compensation" within the required timeframe to comply with the SEC’s new Rule 10D-1 and NASDAQ listing standards.

A copy of each such corporate policy is available on the Company’s website, at www.diodes.com, in the “Investors – Corporate Governance” section.

CORPORATE SUSTAINABILITY

Corporate Social and Environmental Responsibility (“CSER”) Statement

The commitment to sustainability is represented in the Company's core values of integrity, commitment, and innovation. The Company strives for environmental sustainability, social responsibility, responsible sourcing, business ethics and compliance, corporate citizenship, and employee volunteerism to have a sustainable operation and a long-term, positive impact on our stakeholders, investors, customers, employees, suppliers, and our communities.

The Company adopted a stakeholder-oriented approach to governance and is committed to conducting an ethical, lawful, profitable, and sustainable business that creates value over the long term. It is our firm belief that our stakeholders’

19 Diodes Incorporated

well-being is supported by sustainability considerations, and such considerations are integral to our ongoing organizational success and operational resilience.

As a participant in the global community, the Company recognizes the impact it has on the communities in which its employees, customers, suppliers and other stakeholders live and work. By living our core values – integrity, commitment, and innovation - continuously through our actions in the way the Company conducts business and interacts with its stakeholders, the Company upholds its commitment to be a responsible corporate citizen and positive contributor to our global community. The Company adheres to responsible and ethical business practices and strives to contribute back to its communities.

The Company is committed to a safe and healthy workplace for all our employees and values diversity and inclusion as it contributes to its competitiveness in the global marketplace. The Company is dedicated to ensuring that our employees, customers and suppliers are treated with dignity and respect. In addition to compliance with applicable laws and regulations of the countries in which the Company operates, we also look for opportunities to contribute to the well-being of the communities which we serve.

Stakeholder Engagement

The Company's decision to support sustainability influences our company operations worldwide: responsible manufacturing, the health & safety of employees, local compliance, quality standards, human resource and human capital management, research and development, product innovation, supply chain management, business ethics, investor relations, and corporate citizenship. We engage with our stakeholders, specifically employees, customers and investors, for feedback on our sustainability efforts.

We view sustainability as a competitive advantage and have adopted a sustainability-oriented approach to assess and address related risks that may influence our operational activities, business results, and financial performance. This includes considering the importance of economic, environmental, and social factors as they impact our business and stakeholders. By engaging with stakeholders to identify sector- and company-specific risks and opportunities, we may develop proactive strategies to uphold our sustainability standards. We also assess our progress and leverage industry-standard certification and audit processes to ensure sustained accountability and long-term performance.

Code of Conduct

The Company aligns its business practices and operations with the Code of Conduct published by the Responsible Business Alliance ("RBA"), a leading industry coalition dedicated to corporate social responsibility in global supply chains. The Company's CSER Code of Supplier Conduct and Human Rights and Workforce Labor Rights Policy are based on the RBA Code of Conduct. The RBA Code of Conduct establishes standards to ensure safe working conditions in the electronics industry and in industries in which electronics is a key component, including the supply chains that support those industries. The RBA Code of Conduct seeks to ensure workers are treated with respect and dignity, and that business operations are environmentally responsible and ethically conducted. The RBA Code of Conduct is in alignment with the UN Guiding Principles on Business and Human Rights and is based on international principles and norms that we support and incorporate in our business practices, including the United Nations (UN) Universal Declaration of Human Rights, the International Labor Organization’s (ILO) International Labor Standards and Declaration on Fundamental Principles and Rights at Work, the OECD Guidelines for Multinational Enterprises, and ISO standards.

Through its rigorous RBA Validated Assessment Program (VAP), the Company endeavors to ensure that its operational activities are consistently conducted in alignment with the RBA Code of Conduct and the Company's quality standards and procedures.

Environmental Sustainability

Environmental Policy

Our commitments to environmental sustainability as a responsible corporate citizen are to:

•
protect the health and safety of our employees and partners on a worldwide basis;

20 Diodes Incorporated

•
comply with regulatory and other requirements;
•
use natural resources, energy, and materials efficiently and reduce consumption where possible;
•
substitute sustainable resources in place of non-renewable resources;
•
recycle materials wherever practical and economically reasonable;
•
minimize waste and dispose of waste safely and responsibly;
•
implement specific measures to prevent and minimize hazards to humans and the environment including pollution prevention; and
•
consult with and encourage the participation of all employees.

The Company recognizes that environmental responsibility is integral to producing world-class products. We understand the impact our operations have on the environment, the community, as well as the health and safety of our employees, contractors, and suppliers. We are committed to ensuring environmentally sustainable business practices and to help minimize the environmental impact of our supply chain.

As such, the Company has based its Code of Conduct on the Responsible Business Alliance ("RBA") Code of Conduct to ensure that business operations are environmentally responsible and compliant, at a minimum, with applicable environmental laws and regulations of the countries in which they have operations. The Company’s direct suppliers are expected to implement the Code of Conduct as well as an adequate management system to ensure continued compliance with this code.

We expect our suppliers and vendors to also subscribe to standards and commitments described in these policies so that we collectively manage a responsible supply chain.

We enforce rigorous product compliance with the EU Directive regarding the Restriction of Hazardous Substances (RoHS) 2011/65/EU and the REACH Directive 2006/1907 on the Registration, Evaluation, Authorization and Restriction of Chemicals. We provide customers with information on the chemical composition of the materials used in our products, as further described in our master Certificate of Compliance (master CofC).

Resource Conservation Efforts

We intend to protect and preserve the environment and provide a safe and healthy workplace for all employees. We are committed to the continual improvement of environmental protection and health and safety performance, as well as compliance with all applicable laws, regulations, permits, internal worldwide standards, and other social responsibility requirements to which we subscribe. We recognize the impact of our business operations on the environment, the ecosystem, and the communities in which we work and our employees reside. Consistent with our commitment to environmental stewardship, and as reflected in our company Code of Conduct, we have policies and processes in place that incorporate assessment of environmental impact as part of our business decision making process. With a continual focus on resource use efficiencies, we re-use and recycle resources where possible.

SOCIAL RESPONSIBILITY

Business Ethics

The Company is committed to operating with a strong sense of integrity, critical to maintaining trust and credibility with our stakeholders. We believe that long-term, trusting business relationships are built by being honest, open, and fair. We are committed to fostering a culture of integrity that starts with the management team modelling the right way and employees doing the right thing across all levels of the organization. Our promise is to uphold high professional standards in all of our global business operations and also expect the same from our vendors and suppliers. These values are embedded in our policies and are applicable to all employees, suppliers, and third parties with whom we partner:

•
Code of Conduct
•
Code of Business Conduct

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•
Anti-Bribery and Anti-Corruption Policy

Our employees are required to familiarize themselves with the Code of Business Conduct and related policies and procedures. New employees, as part of the onboarding process, are required to acknowledge certain policies and procedures including our Code of Business Conduct. Each year, employees are required to formally acknowledge that they have read and will comply with the Code of Business Conduct. This mechanism helps increase awareness of acceptable business conduct and allows us to deal with issues as they arise.

Conflict Minerals

The Company is dedicated to ensuring that we use responsibly sourced minerals in both our supply chain as well as through our suppliers. The armed conflict and human rights atrocities that proliferate and are funded by the exploitation of natural resources in the Democratic Republic of Congo are unacceptable and any manufacture of product connected with this will not be tolerated.

Commonly known conflict minerals are those such as tantalum, tin, tungsten, and gold. Conflict minerals originating from the DRC must not be included in materials or products supplied to the Company. We are committed to ensuring an ethical and diverse supply chain that is focused on responsible mineral sourcing.

Human Capital Management

As an international semiconductor company with a global footprint, the Company recognizes the important role its human capital plays in a talent-based economy, and what the impact of effective and efficient human capital management ("HCM") has on its long-term strategic success and sustainable growth. Our employees are our most critical asset—they contribute to our financial success for the benefit of all our stakeholders, they are the source of great idea generation that fuels the engine of product innovation, and they are collaborators and contributors to the success of the communities in which we live and work. Human capital management affects many aspects of our operations, including recruitment and talent acquisition, retention, training, workforce optimization, performance management, workplace safety, employee health and wellness, employee engagement, and diversity and inclusion.

Developing two–way communications and deploying effective feedback mechanisms are critical components in our employee engagement process. In addition to quarterly CEO “all hands” meetings, we have an “Open Door” policy, and encourage employees to have regular conversations with their managers to share feedback and express concerns. We also solicit employee feedback informally through regular employee interactions. We hold our managers accountable for setting clear expectations and goals with their teams, for providing coaching, as well as identifying professional development opportunities for their teams, and for engaging in periodic performance reviews. We assist our managers with performance management tools as needed to help them effectively manage their teams and optimize workforce productivity.

We utilize third-party operated employee self-service portals to allow employees to efficiently and timely manage several of their employment related activities; for example, employee benefits, expense reporting, leave of absence management, and attendance records. In addition to employee onboarding orientations and on-the-job training, we leverage a third party learning management system tool to provide training to our employees. We regularly assess the training modules to be responsive to the professional development and training needs of our employees.

Employee retention is a critical element in our sustainable success. To maintain a stable workforce, we provide skill advancement training and coaching, where appropriate, to help our employees enhance their existing skillsets. With our support and preparation, our employees can continue to grow in their current role and maximize the value they contribute to their current teams. Where a suitable rotation opportunity arises, we provide skill expansion training to equip employees for these new positions. By honing their skills, our employees can leverage their institutional knowledge and experience to contribute to the overall success of the organization. The availability of rotational opportunities can also help keep our employees motivated and engaged.

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Modern Slavery Act Transparency Statement

The Company conducts business in accordance with its core values of integrity, commitment, and innovation. As a global business committed to protecting human rights, we take seriously the responsibility of preventing modern slavery in our business and supply chains. We are committed to upholding best practices and remaining vigilant to continuously improve.

Pay and Gender

We are committed to complying with applicable wage laws to ensure our employees are fairly and timely compensated and strive to be equitable and ethical in regards to appropriate compensation for applicable roles.

Health and Safety

The Company’s health and safety policy is based on our commitment to provide a safe worksite for all employees worldwide and applies to our suppliers, vendors, partners, and other companies that sell goods or services to the Company and its affiliates. Every employee is responsible for safety, and the Company encourages employees to notify their manager of any safety-related concerns. To that end we require that applicable federal, state and local safety requirements.

To achieve the goal of having a safe workplace, each site has implemented policies and procedures to address emergency preparedness and response, industrial hygiene and health resources, as well as the use of personal protective equipment. This preventive safety approach allows us to take protective measures to minimize workplace-related risks. Where possible, we leverage technology and automation tools, including industrial robots, to automate repetitive tasks to reduce workplace injuries and illness. Additionally, we seek to provide a safe and secure working environment to our employees through implementation of effective security equipment (e.g. CCTV and alarm systems), security protocols, and onsite security staff.

We ask that each employee be safety conscious. The Company prioritizes assuring a safe environment and compliance with local safety regulations in the countries where we operate. All employees should understand that Diodes will not tolerate any retaliation against an employee for making safety complaints or reporting safety concerns.

By providing a safe space for grievance and incident reporting where employees feel comfortable about reporting near-misses and feel confident that their concerns will be heard and addressed, we intend to exceed the basic standards and promote improved mental and physical well-being throughout the work and home lives of our employees.

Investment in Our Employees

At Diodes we regard our employees as our most important asset. We are committed to providing a positive environment for the development and achievement of goals for our employees. We invest in our employees not only through fair compensation and benefits but also by providing professional and personal development opportunities.

We believe in the value of continuous improvement so that we can satisfy our stakeholders’ requirements. In its broadest sense, we believe our stakeholders include our employees, partners, and the communities where we operate. We believe in the value of continuous learning and fostering a culture of professional growth.

We offer learning opportunities to employees at all levels, through developmental courses and experiential learning. We encourage our managers to identify the training needs of their employees and to help employees manage their careers, and we encourage our employees to request relevant training to promote career and personal development. Based on their functions and responsibilities, employees are offered development opportunities on job related topics such product-specific training, customer complaints training, and audit processes. Other developmental skill training offerings included team building, effective communication, leadership, and negotiation.

Additionally, we engage third party service providers to provide training and webinars on various financial wellness topics such as workplace pension, retirement courses, social security benefits, and early career financial planning to help our employees prepare for personal changes and financial challenges throughout their career.

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Governance and Oversight

Sustainability is a strategic focus for the Company and its Board of Directors. We have a Sustainability Steering Committee that focuses on sustainability, the ongoing assessment of our operations, and their impact on the communities in which we operate.

The Sustainability Steering Committee reports directly to the Board and provides periodic updates to the Board regarding the Company’s sustainability related strategies, policies, initiatives, and disclosures. The Board reviews and considers environmental, health and safety, and social matters impacting the Company’s operations. The Sustainability Steering Committee is comprised of members of the senior management team, including the Chief Operating Officer, Chief Financial Officer, Corporate Secretary, General Counsel and Vice President of Sustainability, and Worldwide Quality Director. It meets regularly to review the Company’s sustainability initiatives and goals as well as the progress towards achieving those goals.

Given our global manufacturing footprint and strong commitment to environmental responsibility, we also formed a Sustainability Task Force represented by regional environmental, health, and safety (EHS) subject matter experts, human resources, and supply chain professionals to review, assess and address the various operational impacts to the Company in areas such as water, waste, energy, supply chain, and human capital management. Additionally, an Energy & Climate Initiatives Team (ECIT) was established to specifically address climate-related risks and opportunities, exercise oversight over potential climate impacts on our Company operations, and provide guidance on regulatory reporting requirements.

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Executive Officers of the Company

None of the executive officers was selected pursuant to any arrangement or understanding, other than with the executive officers of the Company acting within their capacity as such. Executive officers serve at the discretion of the Board. The following table and discussion sets forth certain biographical information concerning the Company’s executive officers as of the Record Date:

Name	Age	Position with the Company
Dr. Keh-Shew Lu(1)	76	Chairman, President and Chief Executive Officer ("CEO")
Brett R. Whitmire	57	Chief Financial Officer
Gary Yu	50	Chief Operating Officer
Julie Holland(2)	61	Senior Vice President, Corporate Operations
Francis Tang	68	Senior Vice President, Worldwide Discrete Products
Andy (Kuo-Ting) Tsong	55	President, Asia Pacific Region
Emily Yang	54	Senior Vice President, Worldwide Sales and Marketing
Jin Zhao	54	Senior Vice President, Analog Business Group

(1) See “Proposal One - Election of Directors” for biographical information regarding Dr. Keh-Shew Lu.

(2) Ms. Holland retired as an executive officer effective March 31, 2023.

Brett R. Whitmire Chief Financial Officer

Mr. Whitmire assumed his current position as the Company’s Chief Financial Officer in March 2019. He has 33 years of industry experience and has been with the Company for over 12 years. Prior to being named CFO, he served as the Corporate Controller and Principal Accounting Officer of the Company, and previously served as the director of global supply chain. Mr. Whitmire worked at Freescale Semiconductor as Chief Financial Officer for the Analog & Sensors Division. He began his career at Texas Instruments in a variety of finance and operations leadership positions including seven years as Vice President while serving as the finance and operations executive for the High Volume Analog & Logic Division and the corporate supply chain head. Mr. Whitmire holds both a bachelor's degree in Mechanical Engineering and an MBA from The University of Texas at Austin.

Gary Yu Chief Operating Officer

Mr. Yu has been with the Company since 2008. He was appointed Chief Operating Officer ("COO") on February 9, 2023. Prior to becoming COO, Mr. Yu most recently served as Senior Vice President with responsibility for Business Groups and the integration of Lite-On Semiconductor Corporation. Prior roles in the Company included President, Asia Pacific Region; General Manager of the Company’s Shanghai wafer fabrication operation and the Company's BCD business unit; Vice President of Asia Pacific Sales; and manager of the Company’s sensor and satellite business unit. Prior to joining the Company, Mr. Yu spent over ten years at Lite-On Semiconductor Corporation as Vice President, Worldwide Sales and at Texas Instruments in IT, finance and capacity planning positions. Mr. Yu holds a bachelor’s degree in MIS from Fu-Jen University, Taiwan, a master’s degree in Telecommunication Engineering from Southern Methodist University, and an MBA from the University of Dallas.

Julie Holland Senior Vice President, Corporate Operations

Ms. Holland currently serves as Senior Vice President, Corporate Operations, with responsibility for the Company’s worldwide manufacturing, operations, and administrative functions. She joined the Company in 2008, serving as the Vice President, Worldwide Analog Products, and transitioned to the role of Vice President, Corporate Operations in 2018, before being appointed Senior Vice President in 2020. She previously spent over 20 years at Texas Instruments where she held several key management roles, last serving as director and general manager of the Connectivity Solutions business unit. She earned her bachelor’s degree in Physics and Mathematics at Northwestern University and her master’s degree in Engineering Management at Southern Methodist University. She is an alumna of Leadership America and Leadership Texas, and was named a Fellow of the International Women’s Forum Leadership Foundation. Ms. Holland retired from the Company effective March 31, 2023.

Francis Tang Senior Vice President, Worldwide Discrete Products

Mr. Tang was appointed Vice President, Worldwide Discrete Products in 2006 and Senior Vice President in November 2020. He previously served as the Company’s Global Product Manager since 2005. From 2002 until joining the Company,

25 Diodes Incorporated

Mr. Tang served as general manager of T2 Microelectronics in Shanghai, China where he managed complex mixed-signal SOC product development. From 1996 to 2001, Mr. Tang was the senior strategic marketing director for Acer Labs, Inc. USA, and prior to that, he was employed by National Semiconductor for 17 years, where he held various management positions in analog and mixed-signal circuit design, applications and strategic marketing. Mr. Tang holds a master’s degree in Electrical Engineering from University of Missouri – Rolla.

Andy (Kuo-Ting) Tsong President, Asia Pacific Region
Mr. Tsong joined the Company in 2009 as Worldwide Design Engineering Manager for the Analog Business Group. In November 2015, he was assigned to lead the newly-acquired worldwide Pericom business, and held the position of Division Manager for the Precision Timing and Connectivity organization within the Analog Business Group. In November 2021, he was appointed as regional President for the Asia Pacific region with responsibility over non-Make functions. Prior to joining the Company, Mr. Tsong worked for Texas Instruments for over 15 years where he held several key management roles for new product development including System Engineering Manager for High Speed Interface, Senior Design Manager for Mixed Signal IP Development for ASIC, and Design Manager for High Speed SERDES Development. Mr. Tsong received a bachelor’s degree in Electrical Engineering from National Chiao Tung University in Taiwan, and a master’s degree in Electrical Engineering from University of Michigan, Ann Arbor.

Emily Yang Senior Vice President, Worldwide Sales and Marketing

Ms. Yang was appointed Vice President of Worldwide Sales and Marketing in 2017 and Senior Vice President in November 2020. She has been with the Company since the acquisition of Pericom in 2015, where she was Vice President of Global Sales. Prior to that, she held a number of sales management positions with Pericom since 1998, including: VP of Sales, NAEU, Contract Manufacturing Sales Director, Western Regional Sales Director, and Strategic Account Sales Director covering Asia, North America, and Europe. Ms. Yang holds a bachelor’s degree in Economics from the University of Toronto.

Jin Zhao Senior Vice President, Analog Business Group

Dr. Jin Zhao was appointed to manage the Analog Business Group in November 2020, having previously served as manager of the Company’s Linear, Logic and Power Product Division, within the Analog Business Group. Before joining the Company in 2017, Dr. Zhao had held Vice President and General Manager roles at NXP and Fairchild Semiconductor, respectively. In these positions, he had been responsible for managing various product lines, including analog interface ICs and high voltage discrete products. Prior to this, Dr. Zhao was employed by Texas Instruments, where he managed the integrated PMIC and over-voltage protection product lines. He also previously worked at AMD’s fab in Austin, Texas. Dr. Zhao holds a Ph.D. in Chemistry from the State University of New York (in Buffalo) and an MBA from the University of Texas (in Dallas).

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REPORT OF THE AUDIT COMMITTEE

The Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Board maintains an Audit Committee composed of four of the Company’s directors, Angie Chen Button (Chair), Michael R. Giordano, Peter M. Menard and Christina Wen-Chi Sung. Each member of the Audit Committee meets the independence and experience requirements of Nasdaq and the independence requirements of the SEC. Ms. Button and Mr. Giordano each qualify as an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.

Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including evaluating the effectiveness of its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•
reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2022; and
•
obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee:

•
discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 (“Communications with Audit Committees”);
•
has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Moss Adams LLP the firm’s independence, and;
•
reviewed and discussed with management, the internal auditor, and the independent registered public accounting firm management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s opinion about the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The Audit Committee held five (5) meetings during fiscal 2022.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the generally accepted auditing standards of the Public Company Accounting Oversight Board (United States) or that the Company’s auditors are independent. Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has

27 Diodes Incorporated

approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Audit Committee also has recommended, and the Board also has approved, the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

THE AUDIT COMMITTEE
Angie Chen Button, Chair
Michael R. Giordano
Peter M. Menard
Christina Wen-Chi Sung

CODE OF ETHICS

The Company has adopted a Code of Ethics applicable to the principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, and all members of the finance department of the Company. The Code of Ethics is available on the Company’s website at www.diodes.com, in the “Investors – Corporate Governance” section. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Regarding Related Person Transactions

The Audit Committee has adopted a written policy (the “Policy”) to review any transaction in which the Company was, or is to be, a participant and in which any director, executive officer, or beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest (a “related person transaction”). The Policy requires the following:

•
the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;
•
the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);
•
before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;
•
the Audit Committee shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or to renegotiate any such agreement or arrangement which is not so determined to be fair to the Company; and
•
the Company shall disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

Relationships and Transactions

The Audit Committee reviews all related person transactions for potential conflict of interest situations on an ongoing basis, in accordance with such procedures as the Audit Committee may adopt from time to time. We believe that all related person transactions are on terms no less favorable to us than could be obtained from unaffiliated third parties.

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We conduct business with the following related parties: Keylink International (B.V.I.) Inc. and its subsidiaries and affiliates (“Keylink”), Nuvoton Technology Corporation (“Nuvoton”) and Jiyuan Crystal Photoelectric Frequency Technology Ltd. (“JCP”).

Keylink is our 5% joint venture partner in our Shanghai assembly and test facilities. We sell products to, and purchase inventory from, companies owned by Keylink. We sold products to companies owned by Keylink, totaling approximately $20.0 million for the each of the 12 month periods ended December 31, 2022 and December 31, 2021. In addition, our subsidiaries in China lease their manufacturing facilities in Shanghai from, and subcontract a portion of our manufacturing process (metal plating and environmental services) to, Keylink. We also pay a consulting fee to Keylink. The aggregate amounts paid to Keylink for the years ended December 31, 2022, 2021 and 2020 were approximately $18.2 million, $17.9 million and $14.6 million, respectively.

We purchase wafers from Nuvoton for use in our production process and consider our relationships Nuvoton to be mutually beneficial. We plan to continue our strategic alliance with Nuvoton. We purchased silicon wafers from Nuvoton that we use in the production of finished goods, totaling $15.1 million and $9.8 million, respectively, for the years ended December 31, 2022 and 2021. See “Risk Factors – One of our external suppliers is also a related party. The loss of this supplier could harm our business, operating results and financial condition.” in Part I, Item 1A, and Note 15 - “Related Party Transactions,” in each case, in the Company’s Annual Report on Form 10-K filed with the SEC on February 10, 2023 for additional information. We have an agreement to purchase approximately $35.3 million of wafers from Nuvoton that through the fourth quarter of 2025. Warren Chen, a member of the Company's board of directors serves as a member of the Nuvoton board of directors.

We also purchase materials from Jiyuan Crystal Photoelectric Frequency Technology Ltd. (“JCP”), an FCP manufacturing company in which we have made an equity investment and account for using the equity method of accounting.

Mr. Gary Yu, the Company's Chief Operating Officer is married to the niece of Dr. Keh-Shew Lu, the Company's Chairman, President and Chief Executive Officer. Mr. Yu has been an employee since 2008. Details of Mr. Yu’s compensation are provided below in the Summary Compensation Table. Kevin Chou is the son-in-law of Dr. Keh-Shew Lu, and is employed by the Company as Vice President and Corporate Controller. He has been an employee since 2009. For 2022, Mr. Chou’s total cash compensation was approximately $445,779, and his total equity compensation was 1,700 RSUs, which vest in four equal annual installments.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports.

Specific due dates for these reports have been established by the SEC, and the Company is required to report any failure to file on a timely basis. Based solely upon review of copies of reports filed by the Company’s directors and executive officers with the SEC during the most recent fiscal year ended December 31, 2022, one Form 4, representing one transaction for Dr. Keh-Shew Lu and one Form 4, representing one transaction for Ms. Julie Holland, were not filed timely.

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PROPOSAL TWO

APPROVAL OF EXECUTIVE COMPENSATION

At the Meeting, the stockholders are being asked to approve the compensation of the NEOs as disclosed below pursuant to the compensation disclosure rules of the SEC, including the information in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosure below in “Executive Compensation.”

At the Company’s 2017 annual meeting of the stockholders, the Company’s stockholders voted in favor of providing stockholders an advisory vote on the approval of the compensation of the Company’s NEOs on an annual basis.

As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve Company performance goals and individual objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking.

The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices. See “Compensation Discussion and Analysis” and “Executive Compensation” for information about our executive compensation programs, including information about the fiscal 2022 compensation of the NEOs.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation philosophy and decisions described in “Compensation Discussion and Analysis” and “Executive Compensation.”

Approval of the compensation paid to the NEOs, as disclosed below pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person via the Internet or by proxy, and entitled to vote on the proposal at the Meeting.

This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

Accordingly, our stockholders are being asked to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company's NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS AS DISCLOSED IN “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION.”

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COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) explains the design and operation of the Company’s compensation program for (i) anyone who served during the fiscal year as our Chief Executive Officer or our Chief Financial Officer and (ii) our three other most highly compensated executive officers in the fiscal year (collectively, our “NEOs”).

Our NEOs for fiscal 2022 were:

Name	Position with the Company
Dr. Keh-Shew Lu	Chairman, President and Chief Executive Officer ("CEO")
Brett R. Whitmire	Chief Financial Officer
Gary Yu	Chief Operating Officer
Julie Holland(1)	Senior Vice President, Corporate Operations
Francis Tang	Senior Vice President, Worldwide Discrete Products

(1) Ms. Holland retired as an executive officer effective March, 31, 2023.

EXECUTIVE SUMMARY

“Say-on-Pay” Vote Summary

At our 2022 annual meeting of stockholders, our stockholders approved, by a vote of approximately 99% of the shares present in person or by proxy and entitled to vote on the proposal (not counting abstentions and broker non-votes), the compensation paid to our NEOs for services rendered in 2021 as presented in the proxy statement for the 2022 annual meeting of stockholders. In light of this favorable “say on pay” vote and our stockholder engagement, the Compensation Committee did not materially adjust the Company’s compensation program for 2022 or 2023.

We have engaged with our stockholders to understand their perspectives on our Company, including our strategies, performance, governance, and executive compensation. This ongoing dialogue has helped inform the Board's decision-making and ensure our interests remain well-aligned with those of our stockholders.

The Company has a record of adopting provisions or modifying practices to reflect stockholder input. Examples include the Company's majority vote policy which was strengthened and documented at the request of our stockholders, as well as the 2017 redesign of our executive compensation program and external reviews of the Company's peer group and executive compensation program in 2020 and 2022.

2022 Business Summary

Below is a summary of our 2022 financial results:

• Net sales for fiscal 2022 were $2.0 billion, an increase of 10.8% from the $1.8 billion in fiscal 2021;
• Gross profit for fiscal 2022 was $827.2 million, an increase of 23.4% from the $670.4 million in fiscal 2021;
• Gross profit margin for fiscal 2022 increased 420 basis points to 41.3% from 37.1% for fiscal 2021;
• Income from operations for fiscal 2022 increased 47.9% to $408.2 million, or 15.3% of revenue, from $276.0 million, or 15.3% of revenue, for fiscal 2021;
• Net income for fiscal 2022 was $331.3 million, or $7.20 per diluted share, compared to $228.8 million, or $5.00 per diluted share, in fiscal 2021;
•
Cash flow from operations for fiscal 2022 was $392.5 million including $211.7 million of capital expenditures. Net cash flow was a negative $25.7 million, which included the net pay down of $112.3 million of total debt; and

•
As of December 31, 2022, the Company had approximately $348.2 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $185.4 million, and working capital was approximately $729.1 million.

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The following table provides additional information concerning our performance in fiscal 2022 compared to fiscal 2021:

Description (in millions, except per share amounts)	2022	2021
Net sales	$2,000.6	$1,805.0
Gross profit	827.2	670.4
Gross profit margin	41.3%	37.1%
Income from operations	408.2	276.0
Diluted net income per share	7.20	5.00
Stock price at fiscal year end	76.14	108.81
Adjusted earnings per share - common stockholders (Non-GAAP)	7.36	5.18

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(unaudited)
(in thousands, except per share data)
	For the 12 Months Ended December 31,
	2022	2021

GAAP net income - common stockholders	$331,283	$228,763
GAAP earnings per share - common stockholders
Diluted	$7.20	$5.00
Adjustments to reconcile net income - common stockholders
to adjusted net income - common stockholders, net of tax:
Amortization of acquisition-related intangible assets	12,753	13,242
Acquisition-related costs	480	2,225
Insurance recovery for manufacturing facility	(2,875)	–
Loss on sale of manufacturing facilities	575	–
LSC investments related	(3,257)	1,591
Gain on sale of manufacturing subsidiary	–	(9,446)
Restructuring costs	–	817
Adjusted net income - common stockholders (Non-GAAP) (1)	$338,959	$237,192

Diluted shares used in computing earnings per share	46,036	45,781
Adjusted earnings per share - common stockholders (Non-GAAP)
Diluted (1)	$7.36	$5.18

(1) See Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on February 6, 2023 for a description of the adjustments used to calculate Adjusted net income – common stockholders (Non-GAAP) and Adjusted earnings per share – common stockholders (Non-GAAP) Diluted.

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OVERVIEW OF COMPENSATION PROGRAM

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate experienced executives to achieve sustainable profitable growth and generate positive cash flow. Our compensation philosophy is driven by the following guiding principles:

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Best-Practice Compensation Governance Features

Our executive compensation program is based upon best-practices.

What We Do		What We Don’t Do
✓

Place heavy emphasis on performance-based variable compensation. Generally the Company sets performance objectives for annual bonuses and long-term equity incentives higher year-over-year to establish challenging goals and thereby align the interests of our executives with the interests of our stockholders.

		✘	Allow option backdating, cash out of underwater options or option repricing
✓	Emphasize long-term equity awards in executive pay mix	✘	Gross up excise taxes upon a change in control
✓	Apply stock ownership and stock retention guidelines to align executives’ interests with stockholders’ interests	✘	Permit hedging or pledging of Company stock, or short sales and transactions in derivatives
✓	Include a clawback provision in our incentive plans	✘	Provide perquisites to NEOs that are not available to other senior management generally
✓	Conduct an annual risk assessment	✘	Offer enhanced retirement formulas or death benefits
✓	Engage an independent compensation consultant periodically to ensure alignment with market executive compensation	✘	Provide automatic acceleration of equity awards upon retirement
✓	Have a “double-trigger” equity vesting upon a change in control	✘	Provide automatic “single trigger” acceleration of equity or other benefits in the event of a change in control
✓	Conduct an annual stockholder say-on-pay vote	✘	Pay dividend equivalents on unearned restricted shares or stock units

Components of Compensation

The principal elements of our executive compensation program for 2020, 2021 and 2022 are summarized in the table below:

Element	Form	What It Does	How It Links to Performance
Base Salary	Cash (Fixed)	Provides a competitive rate relative to similar positions in the market, and enables the Company to attract and retain critical executive talent	Based on job scope, level of responsibilities, experience, tenure and market levels
Annual (Bonus) Incentive Plan	Cash (Variable)	Focuses executives on achieving annual financial and strategic goals that drive long-term stockholder value	Payouts: 0% to 200% of target, based on results against pre-established goals
Financial Metrics: 80% of bonus for 2021 and 2022: Earnings per share (“EPS”), Net sales and CSER Strategic Objectives: 20% of bonus for 2021 and 2022
Long-Term Incentive (LTI) Plan	Equity (Variable)	Provides incentives for executives to execute on longer-term financial and strategic growth goals that drive long-term stockholder value and support the Company’s retention strategy

50% of the LTI award is performance-based and 50% vests ratably over a four-year period

Performance-based awards can pay out between 0% and 200% of target, based on actual performance compared to pre-established, three-year financial performance targets

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Factors Considered in Making Compensation Decisions

Our compensation strategy is flexible and enables us to appropriately differentiate and reward executives by taking into account:

• Company financial and operational performance;

• The executive's individual performance, experience and qualifications;

• The scope of the executive's role;

• The level of total compensation for our other executives; and

• Competitive market data which helps us evaluate how our executive pay levels compare to that being offered to individuals with comparable roles in semiconductor companies with which we compete for talent.

For additional information regarding elements of compensation, please refer to the graphs below in the section entitled “Principal Components of Compensation."

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PAY FOR PERFORMANCE

The chart below illustrates the relative degree of alignment between the total stockholder return ("TSR," defined as stock price appreciation plus dividends) and the CEO's annual compensation as reported in the Summary Compensation Table for the Company (set forth below) and its 2022 Peer Group (as defined below) for the most recent three-year period available. For further information concerning the 2022 Peer Group, see “Compensation Review Process – Selection of Peer Group.”

Pay for Performance
100%
50%
0%
Total Shareholder Return
0%
50%
100%
CEO Pay
Diodes

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The table below illustrates the change in Dr. Lu’s total direct compensation for 2020, 2021 and 2022:

CEO's Total Direct Compensation
	2020	2021	2022	2020 vs 2022
Base Salary	$728,250	$728,250	$757,303	4%
Bonus	$1,453,201	$1,843,688	$1,919,501	32%

RSU's
Number of shares	53,100	32,000	32,000	-40%
Value/share (closing price on day of grant)	$49.49	$79.57	$91.89	86%
Number of shares	6,750	5,000	5,000	-26%
Value/share (closing price on day of grant)	$46.80	$75.29	$73.91	58%
Value	$2,943,819	$2,922,690	$3,310,030	12%

PSU's
Number of shares	53,100	32,000	32,000	-40%
Value/share (closing price on day of grant)	$49.49	$79.57	$91.89	86%
Value	$2,627,919	$2,546,240	$2,940,480	12%

Total Long-Term Incentive	$5,571,738	$5,468,930	$6,250,510	12%

Other compensation	$102,927	$96,461	$118,332	15%

Total Compensation	$7,856,116	$8,137,329	$9,045,646	15%
Change from previous year	5.5%	2.9%	11.2%	N/A

Total shareholder return for 2020, 2021 and 2022 was 25.1%, 55.8% and (30.7)%, respectively. The decline in total shareholder return reflects the decrease in the Company's stock price from $109.81 per share at December 31, 2021 to $76.14 at December 31, 2022.

To evaluate projected 2023 compensation levels, the Compensation Committee retained Compensation Advisory Partners (“CP”) in September 2022. In November 2022 CP advised the Compensation Committee as to the composition of the 2022 Peer Group. Then in December 2022 CP compared our 2023 projected executive target compensation to that of our 2022 Peer Group. CP reported directly to the Compensation Committee. The individuals at CP who provided the compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries.

In the December 2022 comparison, CP reviewed the compensation elements and market practices impacting the top eight senior executive positions at the Company. The scope of the review focused on the base salary plus target annual and target long-term incentive compensation levels of the top eight senior executive positions. The report relied on the compensation practices of our 2022 Peer Group. For a description of the 2022 Peer Group, see “Compensation Review Process – Selection of Peer Group” below. The review summarized the executives’ overall percentile alignment for the Company's executives compared to the final blended market data, with target compensation being the primary focus of the study percentile value and derived from base salary, target total cash, 2023 target long-term incentives and total direct compensation at target total cash. The review demonstrated that with some variation by individual, The Company's executives are compensated at the 68th percentile in terms of total direct compensation using target total cash plus 2023 target long-term incentives. The 68th percentile measurement was primarily driven by the long-term performance incentives portion of our executive compensation program. The relative pay rank for our CEO and other executives by type of compensation are detailed in the following chart:

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Pay Rank
Component of Pay	CEO	Other Executive Officers	Overall
Base salary	53rd	24th	28th
Cash compensation (base salary + target bonus)	39th	28th	30tje
Long-term incentives ("LTI")	66th	75th	74th
Total direct compensation (cash compensation + LTI)	67th	68th	68th

PRINCIPAL COMPONENTS OF COMPENSATION

2022 Pay Mix

The Compensation Committee set 2022 base salary and target bonus and LTI award levels to generally align the NEO’s total direct compensation with the semiconductor market. The charts below illustrate the relative composition of 2022 total direct compensation for our CEO and our other NEOs.

Base Salaries

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account each executive officer's scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company's business, as well as the Company’s performance and the current year’s change in the cost of living. The Compensation Committee does not assign any particular formula or weight to the foregoing factors.

Consistent with our compensation philosophy, base salaries represent a fixed portion of total compensation and may generally be at or lower than the median base salaries being offered to individuals with comparable roles in semiconductor companies with which we compete for talent.

The following table shows each NEO’s annualized base salary for 2020 to 2022 and the percentage change in each NEOs’ annualized base salary from the prior year:

Annualized Base Salary
	2020		2021		2022
Name	Base Salary ($)	(%) Change	Base Salary ($)	(%) Change	Base Salary ($)	(%) Change
Dr. Keh-Shew Lu	728,250	5%	728,250	–	760,000	4%
Brett R. Whitmire	288,000	N/A	294,000	2%	310,000	5%
Gary Yu (1)	N/A	N/A	330,000	N/A	350,000	6%
Julie Holland	390,500	5%	390,500	–	400,000	2%
Francis Tang	390,500	5%	390,500	–	400,000	2%

(1) Mr. Yu became an NEO in 2021

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Annual (Bonus) Incentive Plan

Annual incentives reward both the achievement of short-term financial goals, as well as the execution of activities to advance our strategic priorities, which support near-term financial performance and long-term strategic objectives. Our annual bonus plan for 2021 and 2022 was simple, formulaic and responsive to investor feedback:

This table illustrates the structure of the plan for 2021 and 2022.

Annual Incentives – Plan Structure (2021)
Weighting	Performance Objectives	Metrics
80%	Financial Metrics	Non-GAAP Earnings Per Share (EPS), Net Sales and CSER
20%	Strategic Priorities

Examples of strategic initiatives include, but are not limited to:

•
Successfully complete the purchase of SPFAB
•
Continue to successfully manage the COVID-19 impact on the Company and employees
•
Expand internal manufacturing
•
Increase % of net sales from the combined automotive and industrial markets
•
Develop new products

Both the financial metrics and the strategic priorities are set at the beginning of the year and on an absolute basis. The schedule below sets forth the annual incentives to be paid as a percentage of target. Performance below or above target will result in an award ranging from 0% to a maximum of 200% of target.

The Compensation Committee chose to use EPS and net sales as the primary measures for 2021 and 2022 to keep our NEOs focused on profitability and profitable growth. The Compensation Committee determined these measures to be appropriate since they are measures used by our peers in evaluating performance and are commonly used by stakeholders

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in the evaluation of company performance. In 2020, the Compensation Committee added CSER to the financial metrics at a 3% weighting, increased to 5% in 2021, and established an internal committee to improve the Company's focus on its ongoing environmental, social and governance activities. Achieving goals in all of these areas is critical to driving short-term results that have long-term impact on value creation. The strategic initiatives will be evaluated based upon demonstrated performance against the specific pre-determined targets.

Annual Incentives – Financial and Strategic Performance & Payout Ranges
Performance Level	Range of Payout*
Below 80% of Target	0% payout
From 80% to 100% of Target	50% to 100% payout
From 100% to 120% of Target	100% to 200% payout
Above 120% of Target	200% payout (capped)

*Performance between 60% and 100% of target and between 100% and

140% of target is interpolated between the end points identified above.

The following table sets forth the performance targets established by the Compensation Committee and the results achieved by the Company for fiscal 2021 and fiscal 2022:

	2021			2022			Performance
Objective	Weight	Target	Actual	Weight	Target	Actual	vs. Target
Financial objectives (80% of award)
Net sales (millions)	18%	$1,560.0	$1,805.0	18%	$1,900.0	$2,000.6	Exceeded
Non-GAAP diluted earnings per share	77%	$3.09	$5.18	77%	$5.74	$7.36	Exceeded
CSER (1)	5%	7	7	5%	7	8	Not Met
Strategic objectives (20% of award)
Successfully complete the purchase of SPFAB							Achieved (2)
Continue to successfully manage the Covid-19 impact on the Company and employees							Achieved (3)
Expand internal manufacturing							Achieved (4)
Develop new products							Achieved (5)
Increase % of net sales from the combined automotive and industrial markets							Achieved (6)

(1) The Company combines the social and environmental scores provided by Institutional Shareholder Services as a CSER measurement;

(2) In 2022 the Company completed the acquisition of SPFAB;

(3) During 2022, the Company continue to manage the challenges presented by COVID-19 with minimum disruptions on its operations and record results;

(4) The Company has expanded its internal manufacturing, reflected by increased loading at Company-owned facilities and the purchase of SPFAB:

(5) The Company continues to develop successful new products; and

(6) Net related to the combined automotive and industrial markets increased to 42% in 2022 from 35% in 2021.

The following payout percentages, as a percent of target opportunity, for 2022 were calculated based upon the weight of each performance objective for 2022 and the results set forth above:

Performance Objective	% Attained to Target	% Payout to Target	Weight
Financial objective
Net sales	105	126	14%
Non-GAAP earnings per share	128	200	62%
CSER	88	75	4%
Strategic objectives	–	181	20%

Based upon the Company’s 2022 performance, our NEOs received the following bonuses:

For fiscal 2021 and 2022, each financial objective (i.e., net sales, Non-GAAP diluted earnings per share and CSER) was established after consideration by the Compensation Committee to ensure that the performance targets establish challenging goals and thereby align the interests of our executives with the interests of our stockholders.

The following table shows each NEO’s maximum executive bonuses for 2020, 2021 and 2022 and the percentage change from the prior year:

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	2020		2021		2022
Name	$	Change (%)	$	Change (%)	$	Change (%)
Dr. Keh-Shew Lu	1,820,625	10%	1,820,625	—	1,893,259	4.0%
Brett R. Whitmire	403,200	N/A	411,600	2.1%	432,098	5.0%
Gary Yu	N/A	N/A	462,000	N/A	487,622	5.5%
Julie Holland	546,700	22%	546,700	—	558,870	2.2%
Francis Tang	546,700	10%	546,700	—	558,870	2.2%

In late 2022, the Compensation Committee reviewed the design of our annual incentive plan for 2023. No changes were made to the target awards as a percentage of base salary, the financial objectives, the strategic objectives, or the relative weight of the financial objectives as compared to the strategic objectives. The weighting of the Non-GAAP diluted earnings per share financial metric will be 77% to emphasize profitability, the weighting of net sales will be 18% and CSER will be 5%. The Compensation Committee feels these measures reflect the Company’s longer-term goal of achieving a 40% gross margin and the increased focus on corporate governance. Due to the sensitivity of earnings per share and net sales forecasts and the correlation of earnings per share to our stock price, the 2023 targets are not being disclosed at this time. However, the targets will be disclosed at the end of the performance period along with the achievement levels against such targets.

Long-Term Incentive (LTI) Plan

Under the Company's 2022 Plan, the Company may grant any type of equity award whose value is derived from the value of the Common Stock of the Company, including, but not limited to, shares of Common Stock, stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance stock units (“PSUs”) and restricted stock. Equity awards encourage our NEOs to execute on longer-term financial goals that drive stockholder value creation and support our retention strategy.

In February 2022, the Committee granted long-term incentive (“LTI”) awards under the 2022 Plan to certain executive officers. Each LTI award consisted of (1) restricted stock units (“RSUs”) which vest over four years and (2) performance stock units (“PSUs”) which contain a performance-based vesting condition under which the PSUs will vest upon the Company achieving a cumulative 3-year Non-GAAP operating income target for 2022-2024.

In December 2022, the Compensation Committee reviewed the design of our LTI plan for 2023, with the assistance of CP. No changes were made to the structure of the plan compared to 2022, except for a change to the 3-year Non-GAAP operating income target for 2023-2025 and a change in our peer group, as described below.

For fiscal 2020, the cumulative 3-year Non-GAAP operating income target was reduced compared to 2019 to reflect market conditions caused by the pandemic. For fiscal 2021, 2022 and 2023 the cumulative 3-year Non-GAAP operating income target was increased year over year to reflect current market conditions and the Company's performance improvement.

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The following chart illustrates the structure of the plan for 2020, 2021 and 2022. The structure of the LTI awards is the same for the CEO and all other NEOs.

LTI Plan Structure
Weighting	Equity Vehicles	Metrics
50%	Performance-Based Stock Units: Vest according to actual performance compared to pre-established, three‐year absolute financial performance targets.	For the 2020‐2022 award cycle, the Compensation Committee chose a Non-GAAP operating income target of $390.6 million, and increased this target for 2022-2024.
50%	Time-Based Restricted Stock Units: Vest ratably over a four‐year period (i.e., 25% on each anniversary of the award).	N/A

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The actual amount of performance-based awards that are earned and vest will be driven by the achievement of the performance metrics at the end of the three-year performance period relative to our three-year absolute performance goals:

Annual Incentives – Financial and Strategic Performance & Payout Ranges
Performance Level	Range of Payout*
Below 80% of Target	0% payout
From 80% to 100% of Target	50% to 100% payout
From 100% to 120% of Target	100% to 200% payout
Above 120% of Target	200% payout (capped)

*Performance between 80% and 100% of target and between 100% and

120% of target is interpolated between the end points identified above.

The following table sets forth the number of shares subject to RSUs and PSUs granted to each NEO in 2021, 2022 and 2023, the grant date fair value of such awards, and the percentage change in such shares and such value from the prior year:

		2021			2022			2023
Name	Shares/ Value	RSUs (2)	PSUs	Change % (1)	RSUs (2)	PSUs	Change % (1)	RSUs	PSUs	Change % (1)
Dr. Keh-Shew Lu	#	37,000	32,000	-46%	37,000	32,000	—	32,000	32,000	—
		$2,922,690	2,546,240	5%	3,310,030	2,940,480	15%	2,987,200	2,987,200	1.6%
Brett R. Whitmire	#	7,600	7,600	-37%	7,600	7,600	—	7,600	7,600	—
		$604,732	604,732	23%	698,364	698,364	15%	709,460	709,460	1.6%
Gary Yu	#	8,500	8,500	N/A	8,500	8,500	—	8,500	8,500	—
		$676,345	676,345	N/A	781,065	781,065	15%	793,475	793,475	1.6%
Julie Holland	#	9,200	9,200	-46%	9,200	9,200	—	9,200	9,200	—
		$732,044	732,044	5%	845,388	845,388	15%	858,820	858,820	1.6%
Francis Tang	#	7,600	7,600	-55%	7,600	7,600	—	7,600	7,600	—
		$604,732	604,732	-13%	698,364	698,364	15%	709,460	709,460	1.6%

(1) Represents the combined number of shares subject to RSUs and PSUs for the given year and the combined grant date values of such RSUs and PSUs, compared to the combined number of shares subject to awards and the combined grant date values of such awards for the prior year.

(2) In May of 2021 and 2022, Dr. Lu received 5,000 RSUs related to his role as Chairman of the Board.

The Compensation Committee believes that both performance-based and time-based awards are appropriate equity vehicles for a portion of long-term incentive compensation for the Company’s executive officers because both such awards align executive officers’ interests with the interests of stockholders by focusing executive officers on long-term Company performance. The value of these awards increases if the Company’s stock price increases, and the value of these awards decreases if the stock price declines. Time-based awards also serve to retain executive officers because they provide executive officers some economic value (if time-based vesting requirements are met) regardless of stock price changes. Performance-based awards encourage NEOs to achieve the specific pre-determined performance objectives selected by the Compensation Committee.

The Compensation Committee’s policy is to grant equity awards annually in recognition of each executive officer's current and potential contributions to the Company. To encourage retention, stock option and restricted stock awards are subject to a four-year time-based vesting requirement in addition to any performance-based vesting requirement.

In determining equity awards in 2021, 2022 and 2023, the Compensation Committee first reviewed the NEOs’ equity awards in light of the executive compensation philosophy that the total compensation (i.e., the aggregate of all cash and equity awards) of the NEOs and all other executive officers should be competitive with the total compensation paid to executive officers with comparable duties paid by similarly sized companies in the semiconductor industry. The number of RSU and PSU awards is adjusted to reflect the Company’s stock price at the time the award is granted. The Compensation Committee noted that in 2022, the Company purchased SPFAB, contended with the impact of the COVID 19 pandemic, increased net sales from the combined automotive and industrial markets, increased net sales from the automotive market, expanded internal manufacturing, and developed new products.

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The Compensation Committee then reviewed each NEO’s personal performance and contribution to the Company. When doing its review, the Compensation Committee believes that target compensation should be competitive with that being offered to individuals with comparable roles in semiconductor companies with which we compete for talent. This is done to ensure we employ the best people to lead to our success. The Compensation Committee reviews the allocation between cash and non-cash components of the NEO’s compensation, and the size, term and value of the awards made in prior years. The Compensation Committee believes that each NEO made meaningful contributions in each area of his or her responsibilities to the growth and profitability of the Company. The Compensation Committee believes that it has appropriately valued the cash awards and equity awards granted in 2021, 2022 and 2023 consistent with the Company’s compensation objectives and philosophy.

COMPENSATION REVIEW PROCESS

When making individual compensation decisions for NEOs, the Compensation Committee takes many factors into account, including the performance of the Company as a whole, the current market conditions, the executive officer’s experience, responsibilities, management abilities and job performance, and pay levels for similar positions at comparable companies. The Compensation Committee does not assign any particular formula or weight to the foregoing factors.

The Role of the Compensation Committee The Compensation Committee determines the compensation for the executive officers, including the NEOs. The Compensation Committee meets in an executive session at the beginning of each fiscal year to:

•
Evaluate the performance of the NEOs and all other executive officers during the prior fiscal year;
•
Determine their final annual bonuses, if any, for the prior fiscal year;
•
Determine the threshold, target and maximum bonus opportunity for the current fiscal year for each executive officer as a percentage of base salary, the performance objectives and the formula for computing the bonus; and
•
Determine the mix of stock options, restricted shares and/or restricted stock units to be granted in the current year, the portion of such equity compensation that will be time-vested or performance-based, and the performance objectives.

At the end of each fiscal year, the Compensation Committee:

•
Certifies satisfaction of the performance objectives; and
•
Determines the annual bonuses, if any, for all executive officers for such fiscal year.

The Compensation Committee may meet from time to time during the year to assess the adequacy of the Company’s compensation for all executive officers.

The Role of Management The Compensation Committee discusses with, and takes into consideration, the recommendations of the CEO concerning the annual evaluation of the executive officers, except for matters related to his own evaluation and compensation. The CEO has a role in determining executive compensation because he evaluates employee performance, recommends performance goals and objectives, and recommends salary levels, bonuses and incentive awards of the executive officers, other than himself.

The Role of the Independent Consultant To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee from time to time engages outside executive compensation consultants that are independent under the SEC and NASDAQ Stock Market rules to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive compensation programs. The Compensation Committee retained Pearl Meyer and Partners, LLC (“Pearl Meyer”) in mid-2016 and CP in January 2020 and in September 2022. Pearl Meyer advised the Compensation Committee on market best practices and the development of a program that would be directly responsive to stockholder feedback, and CP advised the Compensation Committee as to the composition of our 2020 and 2022 Peer Groups and compared our 2020 and 2023 projected executive target compensation to the respective Peer Group. Pearl Meyer and CP each was selected by and reported directly to the

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Compensation Committee. The individuals at Pearl Meyer and CP who provided the compensation consulting services to the Compensation Committee have provided no other services to the Company or its subsidiaries.

The Compensation Committee’s reason for updating the benchmarking/survey information at least every three years as opposed to every year is that the Compensation Committee does not believe that the executive compensation benchmark or the comparable companies are likely to have significant changes over just a one or two year period.

In accordance with its charter, the Compensation Committee analyzed whether the work of Pearl Meyer and CP as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Pearl Meyer and CP; (ii) the amount of fees from the Company paid to Pearl Meyer and CP as a percentage of the firm’s total revenue; (iii) Pearl Meyer’s and CP’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer and CP or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer and CP or the individual compensation advisors employed by the firm. The Compensation Committee has determined based on its analysis of the above factors, that the work of Pearl Meyer and CP and the individual compensation advisors employed by Pearl Meyer and CP as compensation consultants to the Company has not created a conflict of interest.

Selection of Peer Group The Compensation Committee reviews data concerning the pay practices among semiconductor companies of similar size to the Company. Below is the Company's current peer group (the “2020 Peer Group”):

Peer Group
Alpha and Omega Semiconductor Limited	Plantronics, Inc.
Cirrus Logic, Inc.	Qorvo, Inc.
Infinera Corporation	Semtech Corporation
Littelfuse, Inc.	Silicon Laboratories Inc.
Marvell Technology Incorporated	Skyworks Solutions, Inc.
Microchip Technology Incorporated	Synaptics Incorporated
Monolithic Power Systems, Inc.	Vishay Intertechnology, Inc.
On Semiconductor Corporation	Wolfspeed, Inc.

(1) For the 2020 Peer Group, the median revenue as reported in the most recently available Annual Report filed on Form 10-K with the SEC was $1.8 billion. For the year-ended December 31, 2022, period the Company's revenue was $2.0 billion.

Based on the review undertaken in 2022 by CP, the Company’s peer group effective for 2023 consists of the following companies (the “2022 Peer Group”):

Peer Group
Alpha and Omega Semiconductor Limited	Monolithic Power Systems, Inc.
Cirrus Logic, Inc.	Qorvo, Inc.
Coherent	Semtech Corporation
Infinera Corporation	Silicon Laboratories Inc.
Littelfuse, Inc.	Skyworks Solutions, Inc.
Marvell Technology Incorporated	Synaptics Incorporated
Maxlinear	Vishay Intertechnology, Inc.
Microchip Technology Incorporated	Wolfspeed, Inc.
MKS Instruments

(1) For the 2022 Peer Group, the median revenue as reported in the most recently available Annual Report filed on Form 10-K with the SEC was $1.8 billion. For the year-ended December 31, 2022, period the Company's revenue was $2.0 billion.

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ADDITIONAL BENEFITS AND PERQUISITES

Executive officers are entitled to reimbursement for all reasonable and documented business expenses and paid time off in accordance with the Company’s policies (which are also applicable to all employees). Certain executive officers are also provided additional executive benefits and perquisites. For fiscal 2022, the Company provided the following benefits and perquisites to the NEOs:

Benefit	Description
Automobile Allowance	• $1,300 per month for Chairman, President, and Chief Executive Officer • $1,000 per month for certain NEOs •$600 per month for certain Senior Vice President of World Wide Sales
Health Insurance	• Corporate group insurance
Dental Insurance	• Corporate group insurance
Vision Insurance	• Corporate group insurance
Employee Assistance Program	• Corporate employee assistance program
Retirement Plans

• 401(k) Plan matching contributions of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll (subject to regulations of the Internal Revenue Service)

• Discretionary 401(k) contribution, the amount of which is to be determined each year. For 2022, no discretionary contributions were made.

Deferred Compensation Plan	• Defer receipt of a portion of salary, cash bonus, equity or other specified compensation. • Discretionary contribution made by the Company. For 2022, no discretionary contributions were made.
Life Insurance	• Corporate group life insurance in the amount of $700,000
Accidental Death and Dismemberment	• Insured in the amount of $700,000
Business Travel Accident Insurance	• $1,000,000 for accidental death and dismemberment • $500,000 for permanent total disability • $500 per week for up to 52 weeks of accident total disability
Short-Term Disability Insurance	• After elimination period of seven days, 66-2/3% of weekly earnings are paid to a maximum of $3,750 per week.
Long-Term Disability Insurance

• After elimination period of 180 days, 66-2/3% of basic monthly earnings to a maximum of $15,000 per month (and the duration of such benefit is based on such NEO’s age on the date of his or her disability).

Executive Health Reimbursement

• Reimbursement of certain enhanced medical services intended to promote the executive's health and well-being up to the annual maximum reimbursement limits as follows:

• $6,000 for CEO

• $3,000 for Other Executive Officers

The additional benefits and perquisites provided to NEOs for fiscal 2022 accounted for a nominal amount of the NEOs’ total compensation. The Compensation Committee believes that these benefits and perquisites are consistent with the Compensation Committee’s philosophy to provide a competitive compensation package.

BEST PRACTICES

For a description of the Company’s anti-hedging, anti-pledging, anti-short selling, stock ownership, stock retention and clawback policies, see “Corporate Governance – Corporate Policies.”

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COMPENSATION RISK ASSESSMENT

The Compensation Committee has conducted an annual compensation risk assessment and concluded that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the significant proportion of the annual compensation that is based on equity incentives that have long maturities and vesting periods, and the Company’s clawback, stock retention and stock ownership policies that align the NEO’s and other executive officers’ compensation with the interests of the Company’s stockholders.

POST-TERMINATION AND CHANGE- IN-CONTROL PAYMENTS

The Compensation Committee believes that a change-in-control transaction would create uncertainty regarding the continued employment of the Company’s executive officers. This is because many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their continued employment in connection with, or following, a transaction is often uncertain, and to help keep the Company’s executive officers focused on Company business rather than on their personal financial security, the Compensation Committee believes that providing certain of the Company’s executive officers with severance benefits upon certain terminations of employment following an actual or potential change-in-control transaction is in the best interests of the Company and its stockholders.

On May 31, 2022, the Company and Dr. Lu entered into Amendment No. 2 to the Employment Agreement between the Company and Dr. Lu dated as of July 21, 2015, as amended February 22, 2017. In the event that Dr. Lu’s employment by the Company is terminated (a) by the Company for "cause" (as defined in Dr. Lu's employment agreement), or (b) by him other than for "good reason" (as defined in Dr. Lu's employment agreement), or (c) due to his death, neither the Company nor he shall have any remaining duties or obligations under the employment agreement, except that:

a)
the Company shall promptly pay or provide to Dr. Lu, or his estate, the annual base salary, prorated through the date of termination;
b)
the Company shall pay to Dr. Lu, or his estate, any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination;
c)
all stock-based compensation previously granted to Dr. Lu shall continue to be governed by the applicable award agreement; and
d)
Dr. Lu shall continue to be bound by the restrictions on the use of trade secrets, “competitive activities” (as defined in Dr. Lu's employment agreement) and solicitation of employees and independent contractors.

In the event that Dr. Lu’s employment by the Company is terminated by (a) the Company other than for "cause" including a termination by the Company due to Dr. Lu’s “Disability” (as defined in Dr. Lu's employment agreement), or (b) Dr. Lu for "good reason", neither the Company nor Dr. Lu shall have any remaining duties or obligations under the agreement, except that:

1)
clauses (a) through (d) in the preceding paragraph shall each be applicable;
2)
the Company shall continue to pay or provide to Dr. Lu, or his estate, the annual base salary during the period commencing on the 60th day after the effective date of such termination and ending on the first anniversary of such effective date such that an aggregate total of 12 months of base salary are provided;
3)
the Company shall provide to Dr. Lu continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending on the earlier of 18 months thereafter or the date that the Company is otherwise unable to continue to cover him under its group health plans without penalty under applicable law; and
4)
The term of Dr. Lu’s employment agreement commenced on July 21, 2015 and shall end on May 31, 2027, unless sooner terminated as provided in the agreement or due to death. Employment is “at will” and may be terminated by either the Company or Dr. Lu at any time. See Exhibits 99.1 to the Current Reports on Form 8-K filed with the SEC on July 27, 2015, February 27, 2017 and June 1, 2022, for a complete copy of the employment agreement

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and the amendments thereto between the Company and Dr. Lu. See, "CEO Employment Agreement" below, for a summary of Dr. Lu's employment agreement .

TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Compensation Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prior to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to an executive officer to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company. The stockholders of the Company have approved each of the Company's incentive plans for the purpose of qualifying those plans under Code Section 162(m). To qualify for deductibility under Code Section 162(m), the performance goals must be established no later than 90 days from the beginning of the performance period.

While the Compensation Committee has in the past generally intended that all compensation be deductible, there will be instances where potentially non-deductible compensation is provided to reward our NEOs consistent with our compensation philosophy for each compensation element. Moreover, the Tax Act substantially revised Code Section 162(m). As a result of the Tax Act revisions, effective as of 2018, (1) the commission and performance-based exceptions have been removed (effectively eliminating the tax deduction for annual compensation which is in excess of $1 million), and (2) the group of executives covered by Code Section 162(m) includes the chief executive officer, the chief financial officer, the three other most highly compensated executive officers, and anyone who was previously a covered executive officer with the Company. While the Tax Act provides some limited transitional relief for certain performance-based compensation awards that may be grandfathered from the elimination of the performance-based compensation exception, this relief is limited and may not be applicable. Therefore, despite the Compensation Committee’s past efforts to structure executive team incentive awards in a manner intended to be exempt from Code Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that compensation which is in excess of the annual $1 million compensation limit will in fact be deductible. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Code Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Nonqualified Deferred Compensation For a discussion of the Company's nonqualified deferred compensation arrangements, see “Executive Compensation – Nonqualified Deferred Compensation.”

Accounting for Share-Based Compensation The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of stock options on the date of grant. The amount recognized for financial statement reporting purposes for restricted stock and performance stock grants is calculated by multiplying the number of shares subject to the grant by the closing price of the Company’s Common Stock on the grant date.

Limited Change-in-Control Benefits We provide limited change-in-control severance benefits to Company’s executive officers and do not provide any related tax gross-ups. See “Compensation Discussion and Analysis – Additional Benefits and Perquisites.”

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REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and based on such review and discussions, the Compensation Committee unanimously recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Michael K.C. Tsai, Chairman
Warren Chen
Christina Wen-Chi Sung

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EXECUTIVE COMPENSATION

The table below summarizes the compensation for each of the last three fiscal years of (1) each person who served as the Company’s principal executive officer or the Company’s principal financial officer during 2022, (2) the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of 2022 (excluding the amount in column (h)), and (3) up to two additional individuals for whom disclosure would have been required under clause (2) but for the fact that the individual was not serving as an executive officer at the end of fiscal 2020 (collectively, “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Bonus ($) (2) (d)	Stock Awards ($) (3) (e)	Non-Equity Incentive Plan Compensation ($) (2) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (4) (i)	Total ($) (5) (j)
Dr. Keh-Shew Lu	2022	757,303	204,615	6,250,510	1,714,886	99	118,332	9,045,646
Chairman, President and	2021	728,250	168,058	5,468,930	1,675,630	1	96,461	8,137,329
Chief Executive Officer	2020	728,250	—	5,571,738	1,453,201	22	102,927	7,856,116
Brett R. Whitmire	2022	308,641	83,461	1,396,728	391,716	4	50,721	2,231,267
Chief Financial Officer	2021	293,030	67,846	1,209,464	378,820	—	49,598	1,998,759
	2020	286,685	—	1,068,984	305,738	—	45,861	1,707,268
Gary Yu (6)	2022	348,301	94,231	1,562,130	442,260	(111,741)	12,082	2,459,005
Chief Operating Officer	2021	316,066	76,154	1,352,690	425,206	425,206	15,076	2,185,193
Julie Holland (7)	2022	399,193	107,692	1,690,776	505,440	(1,456)	32,111	2,735,212
Senior Vice President,	2021	390,500	90,115	1,464,088	503,161	955	30,517	2,478,381
Corporate Operations	2020	390,500	—	1,514,394	436,369	770	28,326	2,369,589
Francis Tang	2022	399,193	107,692	1,396,728	505,440	(135,914)	30,176	2,439,229
Senior Vice President,	2021	390,500	90,115	1,209,464	378,820	97,892	27,729	2,096,628
World Wide Discrete Products	2020	390,500	—	1,514,394	414,551	72,652	25,659	2,345,104

(1) Each executive officer’s salary is established in February of each year. Amounts shown represent the amounts earned in each fiscal year. Effective February 1, 2023, the base salaries for Dr. Lu and Messrs. Whitmire, Tang and Yu were $810,000, $330,000. 410,000 and $450,000, respectively, and Ms. Holland was $400,000.

(2) The amount shown is the actual cash bonus paid for 2022. This amount consists of any performance-based bonus and any discretionary bonus. Under the executive bonus formula that established the target bonus for each executive officer (i) 80% of the bonus was tied to the financial metrics of the Company and (ii) 20% of the bonus was tied to individual goals for each NEO. See “Compensation Discussion and Analysis – Principal Components of Compensation – Annual (Bonus) Incentive Plan.”

(3) These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. The value of the equity awards in columns (e) and (f) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported in the Stock Awards column (e) above (in the form of RSUs and PSUs) are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 14, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 10, 2023, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All restricted stock and option awards vest in four equal annual installments after the date of grant. Performance-based equity awards vest according to actual performance compared to pre-established, three‐year absolute financial performance targets.

(4) Certain of the Company’s executive officers receive personal benefits in addition to salary, cash bonuses and share-based compensation, consisting of automobile allowance, medical insurance, dental insurance, vision insurance, employee assistance program, taxable per diem, contributions under the Company’s retirement plans, deferred compensation plan, life insurance payable at the direction of the employee, accidental death and dismemberment insurance (“AD&D”), business travel accident insurance, and short-term and long-term disability insurance. The amount shown in column (i) for “All Other Compensation” includes benefits summarized in the following table for each``.

(5) The total does not include change in deferred compensation plan benefit value, if any.

(6) Mr. Yu was appointed an NEO in February 2022.

(7) Ms. Holland retired as an executive officer effective March 31, 2023.

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The table below sets forth the detail of “All Other Compensation” for each NEO:

Name	Year	Auto Allowance ($)	Health Insurance ($)(1)	Retirement Plans ($)	Life and Disability Insurance ($)(2)	Per Diem ($)(3)	Total ($)
Dr. Keh-Shew Lu	2022	15,600	17,043	9,150	2,918	73,621	118,332
	2021	15,600	16,055	8,700	2,762	53,344	96,461
	2020	15,600	14,347	8,550	2,762	61,668	102,927
Brett R. Whitmire	2022	12,000	26,654	9,150	2,918	—	50,721
	2020	12,000	26,148	8,700	2,751	—	49,598
	2019	12,000	22,562	8,550	2,749	—	45,861
Gary Yu	2022	—	15	9,150	2,918	—	12,082
	2021	3,600	15	8,700	2,762	—	15,076
Julie Holland	2022	—	20,043	9,150	2,918	—	32,111
	2021	—	19,055	8,700	2,762	—	30,517
	2020	—	17,015	8,550	2,762	—	28,327
Francis Tang	2022	—	18,109	9,150	2,918	—	30,176
	2021	—	16,267	8,700	2,762	—	27,729
	2020	―	14,347	8,550	2,762	—	25,659

(1) Consists of medical, dental, and vision insurance, as well as employee assistance program.

(2) Consists of life, AD&D, business travel accident, and short-term and long-term disability insurance.

(3) Taxable per diem amounts consist of amounts paid to Dr. Lu for reimbursements while staying at his personal residence while traveling on Company business.

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GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of awards to the NEOs under the Company’s non-equity incentive plan and the 2022 Plan during 2022:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (1) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(3)	Grant Date Fair Value of Stock and Option Awards ($) (2) (l)
Dr. Keh-Shew Lu	2/1/2022	475,000	950,000	1,900,000	16,000	32,000	64,000	32,000	5,880,960
	5/26.2022	—	—	—	—	—	—	5,000	369,550
Brett R. Whitmire	2/1/2022	108,500	217,000	434,000	3,800	7,600	15,200	7,600	1,396,728
Gary Yu	2/1/2022	122,500	245,000	490,000	4,250	8,500	17,000	8,500	1,562,130
Julie Holland	2/1/2022	140,000	280,000	560,000	4,600	9,200	18,400	9,200	1,690,776
Francis Tang	2/1/2022	140,000	280,000	560,000	3,800	7,600	15,200	7,600	1,396,728

(1) The amount shown is the actual cash bonus paid for 2022. This amount consists of any performance-based bonus and any discretionary bonus. Under the executive bonus formula that established the target bonus for each executive officer (i) 80% of the bonus was tied to the financial metrics of the Company and (ii) 20% of the bonus was tied to individual goals for each NEO. See “Compensation Discussion and Analysis – Principal Components of Compensation – Annual (Bonus) Incentive Plan.”

(2) These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Grant date fair value reported for stock awards in the form of RSUs and PSUs is calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 14, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 10, 2023, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments. In addition to time requirements, in order for performance-based equity awards to vest, certain performance criteria must be met.

CEO Pay Ratio

At the end of 2022 the Company had approximately 9,836 employees worldwide, located mainly in Asia. The annual total compensation for our median employee for 2022 was $17,793 and $9,045,646 for our CEO. The resulting ratio of our CEO’s pay to the pay of our median employee for 2022 was 508 to 1. The annual total compensation for our median US employee for 2022 was $126,658 and the resulting ratio of our CEO’s pay to the pay of our median US employee for 2022 was 71 to 1.

We identified the median employee by examining the 2022 compensation data for all individuals, excluding our CEO, who were employed by us as of December 31, 2022. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any cost-of-living adjustments in identifying the median employee. We also did not make any assumptions or adjustments with respect to total cash compensation. We calculated the median employee’s annual total compensation using the same methodology we use for our NEOs as set forth in the 2022 Summary Compensation Table in this Proxy Statement.

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NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

CEO Employment Agreement

2022 Amendment. On May 31, 2022, the Company and Dr. Lu entered into Amendment No. 2 (the "Second Amendment") to the Employment Agreement between the Company and Dr. Lu dated as of July 21, 2015, as amended February 22, 2017, as described below. The Second Amendment (i) extended the term of employment to May 31, 2027, unless sooner terminated as provided in the agreement or due to death, (ii) specified that Dr. Lu shall receive a minimum annual salary of $760,000 (subject to increase in the discretion of the Company's Board of Directors), and (iii) replaced references to the Company's 2013 Equity Incentive Plan with references to the Company's 2022 Equity Incentive Plan. See Exhibit 99.1 to the Current Report on Form 8-K filed on June 1, 2022.

2017 Amendment. On February 22, 2017, the Company and Dr. Lu entered into Amendment No. 1 (the “Amendment”) to the Employment Agreement between the Company and Dr. Lu dated as of July 21, 2015, as described below. The Amendment provided for the replacement of the 2015 Awards covering 700,000 shares of the Company’s Common Stock granted to Dr. Lu on July 21, 2015 with the Modified Awards covering 62,905 shares, all pursuant to the Company’s 2013 Plan. The Modified Awards had more stringent vesting and performance criteria than the 2015 Awards they replaced. The Modified Awards replaced the 2015 Awards and, therefore, were to be Dr. Lu’s annual equity incentive award granted for 2015. See Exhibit 99.1 to the Current Report on Form 8-K filed on February 27, 2017.

The terms of performance-based awards state that within ninety days after the end of the performance period, the Compensation Committee shall determine the degree to which Target Performance has been achieved (such date of determination is the “Determination Date”) and that will also be the date of vesting for the target number of PSUs (the “Target Award”). These shares were released during February 2020.

The terms of performance-based awards state that the Target Award will vest if the Target Performance is achieved. 50% of the Target Award will vest upon achievement of 80% of the Target Performance, and 200% of the Target Award will vest upon achievement of 120% of the Target Performance. Upon achievement of between 80% and 100%, and between 100% and 120%, of Target Performance, the percentage of the Target Award that vests will be decreased or increased on a pro rata basis, with no vesting or payout upon achievement of below 80% of Target Performance and with vesting and payout limited to 200% of the Target Award if the Target Performance exceeds 120%. If either a Qualifying Termination or a Change in Control, as defined, occurs before the end of the three-year performance period, then the Target Performance and Target Award shall each be pro-rated based on the number of days within the performance period that have elapsed as of the end of the calendar month before the Qualifying Termination or Change in Control.

Upon termination at any time before the earlier of a Qualifying Termination or Change in Control or the Determination Date, all then unvested PSUs shall be forfeited.

The Company satisfied the performance criteria, at the 200% level, and the 125,810 shares were released in February 2020.

2015 Employment Agreement. The following is a summary of Dr. Lu’s employment agreement entered into on July 21, 2015, that was amended as described above on February 22, 2017. Prior to the 2017 Amendment, the employment agreement provided that Dr. Lu would be entitled to (i) receive an annual base salary of $623,000 (changed to $660,750 by the Amendment) (subject to increase in the discretion of the Company's Board of Directors), (ii) receive grants of the 2015 Awards, covering 700,000 shares of the Company’s Common Stock (replaced with the Modified Awards covering 62,905 shares), (iii) participate in any executive bonus plan of the Company and maintain continued eligibility for additional equity compensation grants, (iv) receive reimbursement for all reasonable and documented business expenses, (v) receive paid vacation in accordance with the Company's vacation policy for employees, (vi) participate in all plans and programs sponsored by the Company for employees in general, (vii) receive a life insurance policy with a death benefit in the amount in effect on the date of the employment agreement ($700,000), and (viii) receive a disability insurance policy in the maximum insurable amount.

The term of Dr. Lu’s employment agreement commenced on July 21, 2015 and was scheduled to end on May 31, 2022, unless sooner terminated as provided in the agreement or due to death. Employment is “at will” and may be terminated by either the Company or Dr. Lu at any time. See Exhibits 99.1 to the Current Reports on Form 8-K filed with the SEC on July 27, 2015, February 27, 2017 and June 1, 2022, for a complete copy of the employment agreement and the Amendment thereto between the Company and Dr. Lu.

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Executive Bonus Plan

For a description of the Company’s executive bonus plan, including the amount granted to NEOs in 2020, 2021, and 2022, and the method for determining the executive bonuses, see “Compensation Discussion and Analysis – Principal Components of Compensation – Annual (Bonus) Incentive Plan.”

2022 Equity Incentive Plan

At the 2022 annual meeting of stockholders, the Company stockholders approved the Diodes Incorporated 2022 Equity Incentive Plan (“2022 Plan”) pursuant to which stock-based incentive awards can be granted to our employees (including our named executive officers), consultants and directors (collectively, “Selected Participants”). Up to a maximum aggregate of 7,000,000 shares of our common stock may be issued under the 2022 Plan. However, a share that is issued pursuant to an award other than a stock option or stock appreciation right shall count as two (2) shares against this limit. If not terminated earlier by the Board, the 2022 Plan will terminate on March 10, 2032. As a result of the approval of the 2022 Plan, no further awards can be issued under the 2013 Plan. Awards are subject to recoupment of compensation policies adopted by the Company.

The purpose of the 2022 Plan is to promote our long-term success and the creation of stockholder value by:

•
Attracting and retaining the services of key employees who would be eligible to receive grants as Selected Participants;
•
Motivating Selected Participants through equity-based compensation that is based upon the performance of our Common Stock; and
•
Further aligning Selected Participants’ interests with stockholders, through the award of equity compensation grants which increases their proprietary interest in the Company, to achieve long-term growth over short-term performance.

The 2022 Plan permits the grant of the following types of equity-based incentive awards:

•
stock options (which can be either incentive or nonstatutory);
•
stock appreciation rights;
•
restricted stock;
•
restricted stock units; and
•
other equity awards.

Stock options and stock appreciation rights may not be granted at a per share exercise price below the fair market value of a share of our common stock on the date of grant. The maximum exercisable term of stock options and stock appreciation rights may not exceed eight years. Stock options and stock appreciation rights may not be repriced or exchanged without stockholder approval. Shares (after applicable tax withholding) acquired from the exercise of stock options must be held for at least one year after exercise or until an earlier termination of service.

The vesting of awards can be based on continuous service and/or performance goals. Discretionary acceleration of vesting of awards is not permitted except in the case of a participant’s death or disability. If a Change in Control or similar transaction occurs then (i) if there is no assumption, substitution or continuation of outstanding awards, then all awards shall vest (with performance-based awards vesting and being paid out at their target levels) and (ii) if a participant’s service is terminated without Cause by the Company (or its acquirer) within two years after a Change in Control or similar transaction, then all of such participant’s awards shall vest (with performance-based awards vesting and being paid out at their target levels).

The 2022 Plan will generally be administered by a committee comprised solely of independent members of the Board. This committee will be the Compensation Committee unless otherwise designated by the Board (the “2022 Plan Committee”). The Board or the 2022 Plan Committee may designate a separate committee to make awards to employees who are not officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. The 2022

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Plan Committee has the discretion, among other things, to determine (i) which service providers shall receive any awards, and (ii) the terms and conditions of such awards.

The 2022 Plan provides that any non-employee director cannot receive awards in any fiscal year that in the aggregate exceeds 100,000 shares for the Chairperson, 80,000 shares for the Vice Chairperson, and 10,000 for other non-employee directors. Provided that the Board affirmatively acts to implement such a process, the 2022 Plan also provides that non-employee directors may elect to receive stock grants or stock units (which would be issued under the 2022 Plan) in lieu of fees that would otherwise be paid in cash.

401(k) Plan and Other Retirement Plans

The Company maintains a 401(k) Plan for the benefit of qualified employees at our U.S. locations. Employees who participate in the 401(k) Plan may elect to make salary deferral contributions to the 401(k) Plan up to 100% of the employees’ eligible payroll subject to annual Internal Revenue Code maximum. We currently make a discretionary matching contribution of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll, which vests over an initial four years. In addition, we may make a discretionary contribution to the entire qualified employee pool, in accordance with the 401(k) Plan. As stipulated by the regulations of the People’s Republic of China, we maintain a retirement plan pursuant to the local municipal government for the employees in China. We are required to make contributions to the retirement plan at a rate between 10% and 22% of the employee’s eligible payroll. Pursuant to the Taiwan Labor Standard Law and Factory Law, we maintain a retirement plan for the employees in Taiwan, whereby we make contributions at a rate of 6% of the employee’s eligible payroll.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by NEOs as of December 31, 2022:

Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (1) (g)	Grant Date	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Other Rights That Have Not Vested (#) (1) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, of Other Rights That Have Not Vested ($) (j)	Grant Date
Dr. Keh-Shew Lu	14,750	2/21/2019	1,123,065	53,100	8,086,068	2/19/2020
	26,550	2/19/2020	2,021,517	32,000	4,872,960	2/8/2021
	3,376	5/18/2020	257,049	32,000	4,872,960	2/1/2022
	24,000	2/8/2021	1,827,360	—	—	—
	3,750	5/24/2021	285,525	—	—	—
	32,000	2/1/2022	2,436,480	—	—	—
	5,000	05/26/2022	380,700	—	—	—
Brett R. Whitmire	3,000	02/21/2019	228,420	10,800	1,644,624	2/19/2020
	5,400	2/19/2020	411,156	7,600	1,157,328	2/8/2021
	5,700	2/8/2021	433,998	7,600	1,157,328	02/01/2022
	7,600	02/01/2022	578,664	—	—	—
Gary Yu	1,000	07/01/2019	76,140	8,500	1,294,380	02/08/2021
	4,000	07/01/2020	304,560	8,500	647,190	02/01/2022
	6,375	02/08/2021	485,393	—	—	—
	8,500	02/01/2022	647,190	—	—	—
Julie Holland	4,250	02/21/2019	323,595	15,300	2,329,884	02/19/2020
	7,650	02/19/2020	582,471	9,200	1,400,976	02/8/2021
	6,900	02/8/2021	525,366	9,200	1,400,976	02/01/2022
	9,200	02/01/2022	700,488	—	—	—
Francis Tang	4,250	02/21/2019	323,595	15,300	2,329,884	2/19/2020
	7,650	02/19/2020	582,471	7,600	1,157,328	2/8/2021
	5,700	02/8/2021	433,998	7,600	1,157,328	2/1/2022
	7,600	02/01/2022	578,664	—	—	—

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(1) Equity awards vest in four equal annual installments on the first four anniversary dates of the date of grant. Performance-based awards can pay out between 0% and 200% of target, based on actual performance compared to pre-established, three-year financial performance targets. The amount reflected in column J is based on an achievement level of 200%, based on the most recent performance-based award achievement. The price per share to calculate the above value of equity awards was $76.14 which was the closing price per share on December 31, 2022. There are no outstanding stock options.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercises of options and vesting of RSU or PSUs held by NEOs during the year ended December 31, 2022:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Dr. Keh-Shew Lu	135,612	11,814,916
Brett R. Whitmire	24,654	2,137,126
Gary Yu	6,125	434,243
Julie Holland	36,935	3,227,741
Francis Tang	37,785	3,302,293

(1) Value realized on exercise or vesting is calculated by (i) multiplying the number of shares acquired upon vesting by (ii) the difference between the closing share price of the Common Stock of the Company on the vesting date and does not necessarily reflect the actual value realized. The actual value ultimately realized depends upon the number of shares actually sold by each NEO, if any, and the value received upon such sales.

Equity Compensation Plan Information

The following table sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	1,267,537	(1)	—	(2)	6,048,500	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	1,267,537		—		6,048,500

(1) Shares issuable pursuant to outstanding awards under the 2013 Plan and 2022 Plan as of December 31, 2022.

(2) The Company has no stock options outstanding.

(3) Represents shares of Common Stock that may be issued pursuant to future awards under the 2022 Plan.

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NONQUALIFIED DEFERRED COMPENSATION

The Company maintains a nonqualified deferred compensation plan, which permits the Board and eligible employees, including the NEOs, to voluntarily elect to defer up to 75% of base salary, and up to 100% of cash bonuses and stock awards until designated future dates, provided that their total deferrals do not reduce their total compensation below the amount necessary to satisfy obligations such as employment taxes and benefit plan payments. Amounts deferred are credited with earnings or losses based on the participant’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Withdrawals can be made pursuant to Internal Revenue Service regulations for retirement and distributions. While still employed, distributions are paid in accordance with the participants’ elections with regard to the timing and form of distributions. Upon termination of an executive, a 100% distribution of their account is made after six months has lapsed from their separation from service. The Company may, from time to time, make discretionary contributions to participants’ accounts. No discretionary contributions were made in 2022, 2021 or 2020. The Company offsets its obligations under the nonqualified deferred compensation plan by investing in the actual underlying investments. These investments are classified as trading securities and are carried at fair value. At December 31, 2022, these investments totaled approximately $12.1 million. Gains and losses in these investments are materially offset by corresponding gains and losses in the deferred compensation plan liabilities.

The following table sets forth certain information related to the nonqualified deferred compensation plan for the NEOs:

Name (a)	Executive Contributions in Last Fiscal Year ($) (1) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Dr. Keh-Shew Lu	—	—	99	—	6,938
Brett R. Whitmire	31,300	—	4	—	31,304
Gary Yu	246,289	—	(111,741)	—	619,883
Julie Holland	—	—	(1,456)	—	6,511
Francis Tang	—	—	(135,914)	—	649,538

(1) Contributions are reported as compensation in the last completed fiscal year in either the “Salary” or the “Bonus” column in the Summary Compensation Table depending on the source of the deferral.

(2) The amounts reported in this column are reported as compensation for 2022 in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion sets forth potential payments payable to the NEOs upon termination of their employment or a change in control of the Company. For purposes of this section, certain relevant provisions and terms that are generally applicable and which therefore cover the NEOs are described below:

Dr. Keh-Shew Lu – Employment Agreement and Equity Award Agreements

Payments Upon Termination by the Company Other Than for “Cause” or by Employee for “Good Reason”

Payments upon termination by the Company other than for “cause” (as defined in Dr. Lu’s employment agreement) which includes termination due to Disability (as defined in Dr. Lu’s employment agreement) or by Dr. Lu for “good reason” (as defined in Dr. Lu’s employment agreement) are governed by his current employment agreement entered into with the Company on July 21, 2015, as amended. Dr. Lu’s relationship with the Company is “at will” and may be terminated at the option of either party, for any or no reason whatsoever, with or without cause.

•
“Cause” means: the willful and continued refusal of employee to substantially perform his duties in accordance with his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness), insubordination, or material violation of the Company’s policies, in each case after a written demand for substantial performance is delivered to employee by the Board which specifically identifies the manner in which the Board believes that employee has not substantially performed such duties, the acts

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constituting such insubordination, or such violations of the Company’s policies, as the case may be, and employee shall have had a reasonable opportunity to remedy the same; or
•
the conviction of, or a plea of nolo contendere by, employee to a felony; or
•
a charge or indictment of a felony, the defense of which renders employee substantially unable to perform his duties under his employment agreement. In order to terminate employee’s employment for Cause, the Company must provide employee with a copy of a resolution adopted by the affirmative vote of not less than a majority of all members of the Board at a meeting of the Board (after reasonable notice is provided to employee and employee is given an opportunity, together with counsel, to be heard before the Board), finding that employee is guilty of a Cause act.

“Good Reason” means:

•
a material diminution in employee’s base salary;
•
a material diminution in employee’s authority, duties or responsibilities as contemplated in his employment agreement;
•
a material change in the geographic location at which employee must perform services; or
•
any other action or inaction that constitutes a material breach by the Company of the employment agreement. Good Reason shall not exist unless employee has notified the Company within thirty (30) days of the initial existence of the actions or failures to act giving rise to Good Reason, and such actions or failures have not been cured or remedied by the Company within thirty (30) days of the receipt of such notice. Thereafter, employee must then timely consummate his resignation for Good Reason.

“Disability” generally means: (other than for equity awards which consist of tax code section 422 incentive stock options or tax code section 409A nonqualified deferred compensation) a medically determinable physical or mental incapacitation such that for a continuous period of not less than twelve (12) months, employee is unable to engage in any substantial gainful activity or which can be expected to result in death. The definition of Disability with respect to incentive stock options and nonqualified deferred compensation is provided by their respective tax code definitions.

In the event Dr. Lu’s employment is terminated by (a) the Company other than for “cause” (as defined), or (b) Dr. Lu for “good reason” (as defined), (i) the Company shall continue to pay or provide to Dr. Lu the annual base salary during the period commencing on the 60th day after the effective date of such termination and ending on the first anniversary of such effective date such that an aggregate total of 12 months of base salary are provided, (ii) the Company shall pay to Dr. Lu any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall pay Dr. Lu his accrued but unused paid time off, (iv) the Company shall provide to Dr. Lu continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending 18 months thereafter, and (v) all stock-based compensation previously granted to Dr. Lu (including, but not limited to, all stock options, SARs, stock units, bonus units and stock grants) shall continue to be governed by the applicable award agreement. The benefits provided by the foregoing clauses (i) and (iv) are conditioned upon Dr. Lu’s execution of a separation agreement with the Company and such agreement shall include a release of all claims against the Company and its affiliates.

However, if Dr. Lu’s employment is terminated either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined) and if Dr. Lu then obtains a new employment within one year from the date of his termination, the annual post-employment base salary payable by the Company to Dr. Lu shall be reduced by any amount received by him during such one year in connection with such other employment.

Payments Upon Termination by the Company for “Cause” or by Dr. Lu Other Than for “Good Reason”

In the event that Dr. Lu’s employment is terminated by (a) the Company for “cause” (as defined) or (b) Dr. Lu other than for “good reason” (as defined), (i)the Company shall promptly pay or provide to Dr. Lu the annual base salary, prorated through the date of termination, (ii) the Company shall pay to Dr. Lu any amount payable under an executive bonus plan

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for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall pay Dr. Lu his accrued but unused paid time off, and (iv) all stock-based compensation previously granted to Dr. Lu (including, but not limited to, all stock options, SARs, stock units, bonus units and stock grants) shall continue to be governed by the applicable award agreement. A termination of employment by Dr. Lu due to his retirement will generally be treated the same as a resignation without Good Reason.

Payment Upon Termination Due To Death or Disability

Under Dr. Lu’s employment agreement, Dr. Lu is entitled to a life insurance policy with a death benefit in an amount equal to that existing on the date of his employment agreement and a disability insurance policy in the maximum insurable amount as defined by such policy. Additionally, if termination of employment occurred due to Dr. Lu’s death or Disability then he would also receive the same benefits provided for a resignation without Good Reason.

Payment Upon a Change in Control

The 2013 Plan generally provides that, (1) in the event of a change in control and/or the Company is a party to a merger, acquisition, reorganization or similar transaction, outstanding equity awards shall be subject to the merger agreement or other applicable transaction agreement, and (2) in the event of a change in control and there is no assumption, substitution or continuation of equity awards pursuant to a merger, acquisition, reorganization or similar transaction, the Compensation Committee of the Board (the “Compensation Committee”) in its discretion may provide that some or all Dr. Lu’s equity awards shall vest and become exercisable as of immediately before such change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement that accelerated vesting of an equity award will be provided if Dr. Lu’s service is terminated without cause by the Company (or its acquirer) within a specified period of time on or after a change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement a requirement that, under certain circumstances, acceleration of vesting (or compensation payable) with respect to such equity award shall be reduced (or eliminated) to the extent that such reduction (or elimination) would, after taking into account any other payments in the nature of compensation to which Dr. Lu would have a right to receive from the Company and any other person contingent upon the occurrence of a change in control, prevent the occurrence of a “parachute payment” as defined under Code Section 280G. The applicable 2022 Plan provisions are similar to the above except that the treatment of awards is not subject to discretion and instead is objectively specified as described in the 2022 Equity Incentive Plan section.

The definition of change in control in the 2022 Plan and the 2013 Plan are similar to each other and generally mean the consummation of any one (or more) of the following:

•
any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;
•
a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;
•
the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or
•
a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.

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Payment Upon Retirement

Dr. Lu’s employment agreement does not specifically provide for a cash payment to him in the event of his retirement.

Brett R. Whitmire, Julie Holland, Francis Tang and Gary Yu

Payment Upon Termination

Mr. Whitmire, Mr. Tang, Ms. Holland and Mr. Yu do not have employment agreements with the Company, and payments upon termination under any circumstance for them are governed by their respective equity award agreements, the 2022 Plan, the 2013 Incentive Plan and Company’s general policies for termination of employees as specified in the Company’s employee handbook. Please refer to the tables below in this Proxy Statement for further discussion of Mr. Whitmire’s, Mr. Tang’s, Ms. Holland’s and Mr. Yu’s payments upon termination on December 31, 2022, under any circumstance.

NEO Payments Upon Termination Events and Change In Control

The following tables assume (i) the triggering event took place on December 31, 2022; (ii) the price per share used to calculate the value of equity awards was $76.14, the closing price per share on December 30, 2022, the last trading day of 2022; (iii) the intrinsic value of nonqualified stock option acceleration is calculated by multiplying the difference between the respective exercise prices of any unvested nonqualified stock option shares that would have been subject to acceleration and $76.14 by the number of shares underlying the unvested nonqualified stock options that would have been subject to acceleration; (iv) the value of RSUs and Modified Awards acceleration is calculated by multiplying $76.14 by the number of RSUs and Modified Awards that would have been subject to acceleration; and (v) a performance incentive bonus was earned for 2022 at the level set forth in the “Summary Compensation Table.”

Name	Voluntary Termination or Termination With Cause ($) (1)	Termination Due to Disability or Death ($) (1) (2) (4)	Termination Without Cause ($) (1) (3)	Change in Control ($) (1) (4)
Dr. Keh-Shew Lu	1,784,910	19,032,600	2,570,453	17,247,690
Brett R. Whitmire	412,070	4,043,948	412,070	3,631,878
Gary Yu	468,914	3,276,576	468,914	2,807,663
Julie Holland	536,980	5,234,818	536,980	4,697,838
Francis Tang	542,988	4,783,986	542,988	4,240,998

(1) Includes amounts in the table below that could be realized upon exercising vested stock options.

(2) Such amounts do not include a $700,000 benefit for each NEO paid by the Company's life insurance policy upon death and do not include short- and long-term disability payments for the first year and long-term disability payments for the second year paid by disability insurance policies.

(3) Reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO's employment was terminated without "cause" (and for Dr. Lu if he terminated his employment with “good reason”) on December 30, 2022. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

(4) Represents the value of the continued vesting of the following shares underlying options, RSUs, and PRSAs upon a death or disability on December 30, 2022.

None of our NEOs have any outstanding standing stock options.

The following table reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO's employment was terminated without "cause" (and for Dr. Lu if he terminated his employment for good reason) on

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December 30, 2022. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

Name (a)	Base Salary ($) (b)	Bonus ($) (c)	Paid Vacation ($) (d)	Medical Benefits ($) (e)	Life Insurance, Disability and AD&D Benefits ($) (f)	Continued Vesting of Share-based Compensation ($) (g)	Total ($) (h)
Dr. Keh-Shew Lu	760,000	1,714,886	70,024	25,543	—	—	2,570,453
Brett R. Whitmire	—	391,716	20,354	―	—	—	412,070
Gary Yu	—	442,260	26,654	―	—	—	468,914
Julie Holland	—	505,440	31,540	―	—	—	536,980
Francis Tang	—	505,440	37,548	―	—	—	542,988

(b) For purposes of determining this amount, Dr. Lu would receive his current base salary for one-year following the termination.

(c) Any bonus amount would be prorated based on days employed in 2022 and calculated using actual 2021 results per the performance criteria in accordance with the Company's executive bonus plan.

(d) Reflects the estimated lump sum value of 18-month accrual of paid vacations.

(e) Reflects the estimated lump sum value of premiums to be paid on behalf of the executive under the medical benefit plans for 18 months for Dr. Lu.

(f) In the event of termination without cause, the Company does not continue to provide benefits under the life, disability, and accidental death and dismemberment insurance plans.

The table below details the number of RSUs and PSUs, currently unvested, that would vest upon a change in control:

Name	Stock Options (#)	RSUs (#)	PSU (#)	Total (#)
Dr. Keh-Shew Lu	—	109,426	117,100	226,526
Brett R. Whitmire	—	21,700	26,000	47,700
Gary Yu	—	19,875	17,000	36,875
Julie Holland	—	28,000	33,700	61,700
Francis Tang	—	25,200	30,500	55,700

Pay versus Performance Disclosure

We are required by SEC rules to disclose the following information regarding compensation paid to our NEOs as compared to the Company's performance. The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Footnotes (2) and (3) below discuss the adjustments from the Total Compensation for each NEO reported in the Summary Compensation Table above to derive the "compensation actually paid" ("CAP") to each NEO. The following table sets forth additional compensation information of our PEO and our non-PEO NEOs along with total shareholder return ("TSR"), net income, and net sales performance results for fiscal years 2020, 2021 and 2022:

Pay versus Performance
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO (b) (1)	Compensation Actually Paid to PEO (c) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e) (3)	Total Shareholder Return (f)	Peer Group Total Shareholder Return (g) (4)	Net Income (000) (h)	Net Sales (000) (5)
2022	$9,045,646	$(2,249,898)	$2,466,178	$1,048,748	$135	$129	$331,283	$2,000,580
2021	8,137,329	30,669,186	2,189,740	5,627,245	$195	$202	228,763	1,805,162
2020	7,856,116	21,550,659	2,051,918	7,066,556	$125	$146	98,088	1,229,215

(1) The dollar amounts reported are the amounts of total compensation reported for our PEO in the Summary Compensation Table for fiscal years 2022, 2021 and 2020.

(2) (3) The dollar amounts reported represent the amount of CAP, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our PEO or other NEOs during the applicable year, but also include (i) the year-end value of equity awards granted during the reported year, and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year along with changes in pension value and nonqualified deferred compensation earnings. The tables below provide full details.

(4) Reflects cumulative TSR of the Company's Peer Group (as described above in this Proxy Statement) index, as of December 31, 2022, 2021 and 2020. See "Compensation Review Process" for the composition of our Peer Group Companies for 2022, 2021 and 2020.

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(5) Net Sales is the financial measure that the Company believes to be the most important measure (that is not otherwise required to be disclosed in the table) it used in the most recent fiscal year to link CAP to the NEOs. The Company generates revenue from sales of its semiconductor products to direct customers and distributors and recognizes revenue when control is transferred. Revenues are reduced in the period of sale for estimates of product returns and other allowances including distributor adjustments resulting in net sales.

The PEO and other NEOs included in the above compensation columns are comprised of the following:

Year	PEO	NON-PEO NEOS
2022	Dr. Keh-Shew Lu	Brett R. Whitmire, Gary Yu, Julie Holland, Frances Tang
2021	Dr. Keh-Shew Lu	Brett R. Whitmire, Gary Yu, Julie Holland, Frances Tang
2020	Dr. Keh-Shew Lu	Brett R. Whitmire, Julie Holland, Frances Tang, Emily Yang

To calculate the amounts in the "Compensation Actually Paid to PEO" column in the Pay versus Performance table above, the following amounts were deducted from and added to (as applicable) "Total" compensation of our PEO for each applicable year, as reported in the Summary Compensation Table above.

Compensation Actually Paid to PEO
Year	Summary Compensation Table Total for PEO (i)	Minus Reported Value of Equity Awards for PEO (ii)	Plus Equity Award Adjustments for PEO (iii)	Plus Reported Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	Compensation Actually Paid to PEO
2022	$9,045,646	$6,250,510	$(5,045,133)	$99	$(2,249,898)
2021	8,137,329	5,468,930	28,000,786	1	30,669,186
2020	7,856,116	5,571,738	19,266,259	22	21,550,659

(i) The dollar amounts reported are the amounts of total compensation reported for our PEO in the Summary Compensation Table for fiscal years 2022, 2021 and 2020.

(ii) Represents the grant date fair value of the equity awards to our PEO, as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year.

(iii) Represents the year-over-year change in the fair value of equity awards to our PEO, as itemized in the table below. No awards granted in any year vested in the year they were granted. Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (a) for RSU awards, closing price on applicable year-end dates (b) for PSU awards, the same valuation methodology as RSU awards above except year-end share amounts are multiplied by the probability of achievement as of each such date.

Equity Award Adjustments for PEO
	2022	2021	2020
Fair Value of Equity Awards for PEO
Plus as of year-end value for awards granted during the year	$7,690,140	$11,090,810	$11,706,525
Plus year-over-year change of unvested awards granted in previous years	(8,169,217)	9,551,577	4,740,290
Plus change from prior fiscal year-end awards that vested during the year	(4,566,056)	7,358,400	2,819,444
Total equity award adjustments	(5,045,133)	28,000,786	19,266,259

To calculate the amounts in the “Average Compensation Actually Paid to Non-PEO NEOs” column in the Pay versus Performance table above, the following amounts were deducted from and added to (as applicable) the average of the “Total” compensation of our non-PEO NEOs for each applicable year, as reported in the Summary Compensation Table above.

Average Compensation Actually Paid to Non-PEO NEOs
Year	Average Summary Compensation Table Total for Non-PEO NEOs (i)	Minus Average Reported Value of Equity Awards for Non-PEO NEOs (ii)	Plus Average Equity Award Adjustments for Non-PEO NEOs (iii)	Plus Average Reported Change in Pension Value and Non-qualified Deferred Compensation Earnings for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$2,466,178	$1,511,591	$156,437	$(62,277)	$1,048,748
2021	2,189,740	1,308,927	4,615,418	131,013	5,627,245
2020	2,051,918	(1,313,960)	3,670,333	30,346	7,066,556

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(i) The dollar amounts reported is the average of the amounts of total compensation reported for our Non-PEO NEOs in the Summary Compensation Table for fiscal years 2022, 2021 and 2020.

(ii) Represents the grant date fair value of the equity awards to our Non-PEO NEOs, as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year.

(iii) Represents the year-over-year change in the fair value of equity awards to our Non-PEO NEOS, as itemized in the table below. No awards vested in the year they were granted. Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (a) for RSU awards, closing price on applicable year-end dates (b) for PSU awards, the same valuation methodology as RSU awards above except year-end share amounts are multiplied by the probability of achievement as of each such date.

Average Equity Award Adjustments for Non-PEO NEOs
	2022	2021	2020
Fair Value of Equity Awards for Non-PEO NEOs
Plus as of year-end value for awards granted during the year	$1,878,755	$2,709,562	$2,807,663
Plus year-over-year change of unvested awards granted in previous years	(885,837)	919,834	493,725
Plus change from prior fiscal year-end awards that vested during the year	(836,481)	986,023	368,945
Total equity award adjustments	156,437	4,615,418	3,670,333

CAP to the CEO decreased year over year by $32,919,084, or 107%, and increased $9,118,527, or 42%, in 2022 and 2021, respectively. CAP to the non-PEO NEOs decreased year over year by $4,578,947, or 81%, and $1,439,311, or 20%, in 2022 and 2021, respectively.

The following graphs illustrates the relationship of CAP for our PEO and the average CAP for our Non-PEO NEOs in relationship to our Total Shareholder Return ("TSR"), net income and net sales the Company Selected Measure. Additionally, the graphs also describe the relationship between our own TSR versus peer group TSR.

Compensation Actually Paid Versus TSR
($000)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
($5,000)
$250
$200
$150
$100
$50
$-
$202
$195
$146
$125
$135
$129
2020
2021
2022
PEO CAP
Non PEO NEO CAP
Company TSR
Peer Group TSR

Compensation Actually Paid Versus Net Income($000) $35,000 $30,000 $25,000 $15,000 $10,000 $5,000 $0 ($5,000) $350,000 $300,000 $250,000 $150,000 $100,000 $50,000 $0 2020 2021 2022 $98,088 $228,763 $331,283 PEO CAP Non PEONEO CAP NET INCOME

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Compensation Actually Paid Versus Net Income ($000)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
($5,000)
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
$331,283
$228,763
$98,088
2020
2021
2022
PEO CAP
Non PEO NEO CAP
Net Income

Compensation Actually Paid Versus Net Sales ($000) $35,000 $30,000 $25,000 $20,000 $15,000 $10,000 $5,000 $0 ($5,000) $2,500,000 $2,000,000 $1,500,000 $1,000,000 $500,000 $0 2020 2021 2022 PEO CAP Non PEO NEO CAP Net Sales $1,229,215 $1,805,162 $2,000,580

The three financial performance measures listed in the following table represent an unranked list of the “most important” financial performance measures linking CAP to the NEOs for 2022 and company performance. After net sales, we do not consider any one of the other following financial performance measures to a more important measure than the other measure for our company or executive compensation program. See the discussion above in "Compensation Discussion and Analysis" for additional discussion related to executive pay.

Net sales
Operating income
Non-GAAP earnings per share

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PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3 requires the holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting to choose among alternatives of "three years," "two years," "one year" or "Abstain." The choice receiving the highest number of votes cast will be considered our stockholders' preference for the frequency of the stockholders' non-binding, advisory vote concerning executive compensation.

The SEC requires that we hold an advisory vote every six years for stockholders to indicate how frequently they feel we should hold future stockholder advisory votes on executive compensation. Our last vote was in 2017 and by a vote of approximately 83% of the shares present in person or by proxy and entitled to vote on the proposal (not counting abstentions and broker non-votes), voted for one year.

After careful consideration, the Board has decided to recommend that stockholders vote in favor of holding a stockholder advisory vote on executive compensation every one year. The Board supports an annual vote so that our Compensation Committee can take such advisory vote into consideration when setting compensation in the succeeding year, and thereby align more closely with the long-term strategic objectives of our executive compensation programs.

The frequency — one year, two years or three years — that receives the greatest number of votes will be considered to have been approved by the stockholders. This vote is advisory and is not binding on the Company or the Board. However, the Board values the opinions of our stockholders and will consider the result of this vote in setting the frequency of future stockholder advisory votes on executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” HOLDING FUTURE STOCKHOLDER ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY ONE YEAR.

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PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Moss Adams LLP has been the Company’s independent registered public accounting firm since 1993 and has been selected by the Board, upon the recommendation of the Audit Committee, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Professional services rendered by Moss Adams LLP for 2022 consisted of an audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements, services related to filings with the SEC and meetings with the Company’s Audit Committee. All professional services rendered by Moss Adams LLP during 2022 were furnished at customary rates and terms. Representatives of Moss Adams LLP are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions, previously submitted, from stockholders.

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

For the fiscal years ended December 31, 2022 and 2021, fees for the services provided by Moss Adams LLP were approximately as follows:

Description	2022	2021
Audit fees (1)	$3,382,389	$2,685,441
Audit-related fees (2)	—	225,356
Tax fees, professional services related to income tax	—	—
All other fees, not included above	—	—
Total	$3,382,389	$2,910,797

(1) Includes fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q.

(2) Includes assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees of this section.

The Audit Committee administers the Company’s engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.

Moss Adams LLP has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted, and the Audit Committee may require the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approved categories. In those instances, the Audit Committee is required to specifically pre-approve such additional services before engaging the independent registered public accounting firm.

The Audit Committee has delegated pre-approval authority to each of its members. Each member must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

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Although the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 is not required to be submitted to a vote of stockholders, the Audit Committee believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person via the Internet or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

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PROPOSALS OF STOCKHOLDERS AND STOCKHOLDER NOMINATIONS FOR 2024 ANNUAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Currently, the 2024 annual meeting of stockholders is expected to be held on or about May 23, 2024.

SEC Rule 14a-8 provides that any stockholder proposal to be included in the proxy statement for the Company’s 2024 annual meeting must be received by the Secretary of the Company at the Company’s office at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 on or before December 14, 2024, in a form that complies with applicable regulations. If the date of the 2024 annual meeting is advanced or delayed more than 30 days from the date of the 2023 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2024 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2024 annual meeting. Upon any determination that the date of the 2024 annual meeting will be advanced or delayed by more than 30 days from the date of the 2023 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

In addition, the Company’s Bylaws require advance written notice of nominations or other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Company must receive written notice of such nominations or other proposals to be presented at the 2024 annual meeting, at the address stated in the preceding paragraph, no earlier than the close of business on Wednesday, January 24, 2024 and no later than the close of business on Friday, February 23, 2024. If written notice of such nominations or other matters is not received within the time set forth in the Company’s Bylaws, the proxies solicited by the Board for the 2024 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2024 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2024 annual meeting is advanced or delayed more than 30 days from the anniversary date of the 2023 annual meeting, then if the stockholder proposal has not been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2024 annual meeting, the proxies will confer the authority set out in the preceding sentence.

Stockholders may suggest candidates for the Board. Stockholders who wish to request that the Governance Committee consider a candidate for election at the 2024 annual meeting should submit information about the candidate to the Governance Committee a reasonable time before the Company begins to print and mail the proxy statement for the 2024 annual meeting. The requesting stockholder should provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the Proxy Statement and to permit the Governance Committee to evaluate the proposed candidate in light of the criteria described in “Corporate Governance – Nominating Procedures and Criteria and Board Diversity.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting stockholder is eligible to vote at the 2024 annual meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required before the Governance Committee can make its evaluation.

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ANNUAL REPORT AND FORM 10-K

The Company’s annual report to stockholders for the year ended December 31, 2022 accompanies or has preceded this Proxy Statement. The annual report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2022, 2021 and 2020.

STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT, FOR THE YEAR ENDED DECEMBER 31, 2022 BY WRITING TO THE COMPANY, ATTENTION: INVESTOR RELATIONS, 4949 HEDGCOXE ROAD, SUITE 200, PLANO, TEXAS 75024, OR EMAIL THE REQUEST TO DIODES-FIN@DIODES.COM. THE INFORMATION IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE AT WWW.DIODES.COM AND THE SEC’S WEBSITE AT WWW.SEC.GOV.

Dated at Plano, Texas, this 13th day of April, 2023.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,

Secretary

69 Diodes Incorporated

MEETING LOCATION

www.proxydocs.com/DIOD

70 Diodes Incorporated

Logo YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Diodes Incorporated Annual Meeting of Stockholders For Stockholders as of record on March 29, 2021 TIME: Monday, May 24, 2021 07:00 PM, Central Time PLACE: Annual meeting to be held live via the Internet Please visit www.proxydocs.com/DIOD for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Keh-Shew Lu and Brett R. Whitmore, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Diodes Incorporated which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/DIOD • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-855-686-4804 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

71 Diodes Incorporated

iodes Incorporated Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Angie Chen Button #P2# #P2# FOR 1.02 C.H. Chen #P3# #P3# FOR 1.03 Warren Chen #P4# #P4# FOR 1.04 Michael R. Giordano #P5# #P5# FOR 1.05 Keh-Shew Lu #P6# #P6# FOR 1.06 Peter M. Menard #P7# #P7# FOR 1.07 Christina Wen-Chi Sung #P8# #P8# FOR 1.08 Michael K.C. Tsai #P9# #P9# FOR FOR AGAINST ABSTAIN 2. Approval of Executive Compensation. To approve, on an advisory basis, the Company's executive compensation. #P10# #P10# #P10# FOR 3. Ratification of Appointment of Independent Registered Public Accounting Firm. To Ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021. #P11# #P11# #P11# FOR 4. To transact such other business as properly may come before the meeting or any adjournment or postponement thereof. You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/DIOD. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date

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